.

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus and the accompany prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 28, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated July 18, 2018)	Registration No. 333-226100

__________ Shares of Common Stock

We are offering __________ shares of our common stock, par value $0.0001 per share (“common stock”).

Our common stock is listed on The Nasdaq Capital Market under the symbol “ADMP.” On January 27, 2021, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.35 per share.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 6 of the accompanying prospectus and the documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us (2)(3)	$	$

(1)	For additional information about the expenses for which we have agreed to reimburse the underwriters in connection with this offering, see “Underwriting” on page S-28 of this prospectus supplement.

(2)	We estimate the total expenses of this offering will be approximately $_________.

We have granted the underwriters the right to purchase up to an additional __________ shares of common stock. The underwriters may exercise this right at any time, in whole or in part, within 30 days following the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discount payable by us will be $________, and the total proceeds to us, before expenses, will be $________.

The underwriters expect to deliver the shares of common stock on or about February__, 2021, subject to customary closing conditions.

Sole Book-Running Manager

RAYMOND JAMES

 The date of this prospectus supplement is _________ __, 2021.

You should rely only on this prospectus supplement, the accompanying prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of the registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process to register sales of our securities, under the Securities Act of 1933, as amended, or the Securities Act, and was declared effective by the SEC on July 18, 2018. This document consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part is the accompanying prospectus filed with the SEC as part of the registration statement that was declared effective by the SEC on July 18, 2018, including the documents incorporated by reference, that gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

We sometimes refer to the shares of common stock offered hereby as the “securities.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus concerning our industry in general or any portion thereof, including information regarding our general expectations and market opportunity, is based on management’s estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus supplement or in the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus, and does not contain all of the information that may be important to you or that you should consider before investing in our common stock. Before making an investment decision, you should read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein in their entirety, including “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 6 of the accompanying prospectus.

Company Overview

Adamis Pharmaceuticals Corporation (“we,” “us,” “our,” “Adamis” or the “company”) is a specialty biopharmaceutical company focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. Our products and product candidates in the allergy, respiratory, and opioid overdose markets include: SYMJEPI™ (epinephrine) Injection 0.3mg, which was approved by the U.S. Food and Drug Administration, or FDA, in 2017 for use in the emergency treatment of acute allergic reactions, including anaphylaxis, for patients weighing 66 pounds or more; SYMJEPI (epinephrine) Injection 0.15mg which was approved by the FDA in September 2018, for use in the treatment of anaphylaxis for patients weighing 33-65 pounds; a naloxone injection product candidate, ZIMHITM, based on the approved Symject™ injection device and intended for the treatment of opioid overdose for which the company resubmitted its New Drug Application, or NDA, in May 2020, received a Complete Response Letter, or CRL, from the FDA in November 2020; a Beclomethasone metered dose inhaler product candidate (APC-1000) intended for the treatment of asthma for which the company submitted an Investigational New Drug application, or IND, in January 2018 but has suspended the start-up phase of Phase 3 studies; and a fluticasone (APC-4000) dry powder inhaler, or DPI, product candidate for the treatment of asthma. In June 2020, we entered into a license agreement with a third party to license rights under patents, patent applications and related know-how relating to Tempol, an investigational drug. The exclusive license includes the worldwide use under the licensed patent rights and related rights for the fields of COVID-19 infection, asthma, respiratory syncytial virus infection, and influenza infection, as well as the use of Tempol as a therapeutic for reducing radiation-induced dermatitis in patients undergoing treatment for cancer. In January 2021, the company submitted an IND to the FDA for the investigational use of Tempol for the treatment of coronavirus (COVID-19). Our goal is to create low cost therapeutic alternatives to existing treatments. Consistent across all specialty pharmaceuticals product lines, we intend to submit NDAs under Section 505(b)(2), of the U.S. Food, Drug & Cosmetic Act, as amended, or FDCA, or Section 505(j) Abbreviated New Drug Applications, or ANDAs, to the FDA, whenever possible, in order to potentially reduce the time to market and to save on costs, compared to those associated with Section 505(b)(1) NDAs for new drug products.

Our US Compounding Inc. subsidiary, or USC, which we acquired in April 2016 and which is registered as a human drug compounding outsourcing facility under Section 503B of the FDCA and the U.S. Drug Quality and Security Act, or DQSA, provides prescription compounded medications, including compounded sterile preparations and nonsterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States. USC’s product offerings broadly include, among others, corticosteroids, hormone replacement therapies, hospital outsourcing products, and injectables. USC’s compounded formulations in many circumstances are offered as alternatives to drugs approved by the FDA. USC also provides certain veterinary pharmaceutical products for animals.

To achieve our goals and support our overall strategy, we may need to raise a substantial amount of funding and make significant investments in, among other things, new product development and working capital.

The current status of our products, product candidates and development programs is as follows:

Product Portfolio

Specialty Pharmaceutical Products	Target Indication	Status
SYMJEPI (epinephrine) Injection 0.3mg	Anaphylaxis	FDA Approved, June 2017
SYMJEPI (epinephrine) Injection 0.15mg	Anaphylaxis	FDA Approved, September 2018
ZIMHITM (naloxone) Injection (APC-6000)	Opioid Overdose	CRL received November 2020 (1)
Tempol (APC-400) (APC-410)	Radiation induced dermatitis Treatment of COVID-19	Phase 2/3 ready (2) Phase 2/3 ready; IND submitted January 2021 (3)
Beclomethasone Metered Dose Inhaler Product (APC-1000)	Asthma	Phase 3, December 2018 (4)
Fluticasone Dry Powder Inhaler Product (APC-4000)	Asthma	Phase 3 ready (5)

(1)	The company resubmitted its NDA to the FDA in May 2020 and received a CRL from the FDA in November 2020. The company intends to submit responses to the deficiencies identified in the CRL and will request a Type A meeting with the FDA to discuss the CRL and the company’s responses.

(2)	Phase 2 trial completed by the licensor. Represents the next anticipated development or regulatory stage for the product candidate that we may pursue, assuming the availability of adequate funding.

(3)	In January 2021, the company submitted an IND to the FDA for the investigational use of Tempol in a Phase 2/3 clinical trial examining Tempol in COVID-19 patients.

(4)	The start-up phase of a Phase 3 trial was initiated after consultation with the FDA, but enrollment and the study has been suspended in light of among other factors, the availability of adequate funding to resume and complete the study. There are no assurances that we will pursue this opportunity, for financial or other reasons, and we do not intend to devote substantial resources to pursue this opportunity at the present time.

(5)	Following completion of product development and submission and acceptance of an IND, one or more Phase 3 trials may represent the anticipated next product development stage, assuming that we have the financial resources to pursue this opportunity and determine to pursue the opportunity, although additional trials such as pharmacokinetic, or PK, and/or other studies may be required before or in connection with any Phase 3 trials. We are not currently devoting, and do not intend to devote, any substantial financial resources to development of this product candidate at the present time. We may consider alternatives for this product including seeking a development and commercialization partner or other strategic alternatives.

Anaphylaxis; Epinephrine Injection Pre-Filled Single Dose Syringe

The American Academy of Allergy Asthma and Immunology, or AAAAI, defines anaphylaxis as a serious life-threatening allergic reaction. The most common anaphylactic reactions are to foods, insect stings, medications and latex. According to information published by AAAAI reporting on findings from a 2009-2010 study, up to 8% of U.S. children under the age of 18 had a food allergy, and approximately 38% of those with a food allergy had a history of severe reactions. Anaphylaxis requires immediate medical treatment, including an injection of epinephrine.

We estimate that sales of prescription epinephrine products in 2020 were more than $2.0 billion, based on assumptions and estimates utilizing industry data. We cannot provide any assurances concerning any possible future rates of annual growth or whether annual prescription sales will decline or grow. The market for prescription epinephrine products is increasingly competitive, and a number of factors have resulted in, and could continue to result in, downward pressure on the pricing of, and revenues from sales of, our SYMJEPI (epinephrine) Injection 0.3mg and 0.15mg prescription epinephrine products.

On June 15, 2017, the FDA approved our SYMJEPI (epinephrine) Injection 0.3mg product for the emergency treatment of allergic reactions (Type I) including anaphylaxis. SYMJEPI (epinephrine) Injection 0.3mg is intended to deliver a dose of epinephrine, which is used for emergency, immediate administration in acute anaphylactic reactions to insect stings or bites, allergic reaction to certain foods, drugs and other allergens, as well as idiopathic or exercise-induced anaphylaxis for patients weighing 66 pounds or more. On September 27, 2018, the FDA approved our lower dose SYMJEPI (epinephrine) Injection 0.15mg product, for the emergency treatment of allergic reactions (Type I) including anaphylaxis in patients weighing 33 to 65 pounds.

In July 2018, we entered into a Distribution and Commercialization Agreement (the “Sandoz Agreement”) with Sandoz Inc. (“Sandoz”) to commercialize both of our SYMJEPI products. Under the terms of the agreement, we appointed Sandoz as the exclusive distributor of SYMJEPI in the United States and related territories, in all fields including both the retail market and other markets, and granted Sandoz an exclusive license under our patent and other intellectual property rights and know-how to market, sell, and otherwise commercialize and distribute the product in the licensed territory, subject to the provisions of the agreement, in partial consideration of an upfront fee by Sandoz and potential performance-based milestone payments. In January 2019, we announced that Sandoz had launched SYMJEPI (epinephrine) 0.3 mg Injection in the U.S. market, initially available in the institutional setting. On July 9, 2019, we announced the full launch (institutional and retail) by Sandoz of both dose forms of the SYMJEPI injection products.

On May 11, 2020, we announced that we entered into an agreement with Sandoz to terminate the Sandoz Agreement (the “Termination Agreement”) following an initial transition period that ended as a result of the execution of a transition services agreement. The Termination Agreement provided for the mutually agreed return to us of the marketing, promotion, and distribution rights, and certain marketing and promotional materials, relating to the SYMJEPI products, and the termination of the Sandoz Agreement, supported by a transition services agreement that we entered into with Sandoz and USWM, LLC concerning certain transition services, activities and arrangements relating to the SYMJEPI products. As part of the Termination Agreement, Sandoz agreed to support the products in the U.S. under the Sandoz Agreement through the end of the transition period to help reduce or minimize potential impacts to patients and customers. The Termination Agreement also provided for a future resolution of any amounts that may be payable or owed with respect to the net sales and profit sharing provisions of the Sandoz Agreement, and for survival of certain provisions of the Sandoz Agreement.

On May 11, 2020, we announced that we entered into an exclusive distribution and commercialization agreement, or the USWM Agreement, with USWM, LLC, or USWM or US WorldMeds, for the United States commercial rights for the SYMJEPI products, as well as for the company’s ZIMHI product candidate. Under the terms of the USWM Agreement, we appointed USWM as the exclusive distributor of SYMJEPI in the United States and related territories, or the Territory, effective upon the termination of the Sandoz Agreement, and of the ZIMHI product if approved by the FDA for marketing, and granted USWM an exclusive license under our patent and other intellectual property rights and know-how to market, sell, and otherwise commercialize and distribute the products in the Territory, in partial consideration of an initial payment of $1,000,000 by USWM and potential regulatory and commercial based milestone payments totaling up to $26 million, if the milestones are achieved. There can be no assurances that any of these milestones will be met or that any milestone payments will be paid to us. We retain rights to the intellectual property subject to the USWM Agreement and to commercialize both products outside of the Territory. In addition, we may continue to use the licensed intellectual property (excluding certain of the licensed trademarks) to develop and commercialize other products (with certain exceptions), including products that utilize our Symject™ syringe product platform.

The USWM Agreement provides that, after deducting the supply price and subject to certain other deductions and adjustments, including an allocation for USWM sales and distribution expenses from net sales of the products, USWM will pay to us 50% of the net profit from net sales, as each such term is defined in the USWM Agreement, of the product in the Territory to third parties, determined on a quarterly basis. We will be the supplier of the products to USWM, and USWM will order and pay us a supply price for quantities of products ordered. The agreement does not include minimum payments to us by USWM, minimum requirements for sales of product by USWM or, with certain exceptions, minimum purchase commitments by USWM. Commencing in July 2020, USWM began promoting the SYMJEPI products through its field sales force. On January 22, 2021, we announced that the SYMJEPI products added to the Walgreens Prescription Savings Club program and were available to members of the program. The Walgreens Prescription Savings Club offers customers, who pay an annual membership fee, savings off retail prices on a large variety of medications.

Opioid Overdose

ZIMHI (naloxone) Injection

Naloxone is an opioid antagonist used to treat narcotic overdoses. Naloxone, which is generally considered the drug of choice for immediate administration for opioid overdose, blocks or reverses the effects of the opioid, including extreme drowsiness, slowed breathing, or loss of consciousness. Common opioids include morphine, heroin, tramadol, oxycodone, hydrocodone and fentanyl.

The number of deaths due to opioids has increased over five-fold compared to 1999. According to statistics published by the Centers for Disease Control and Prevention (CDC), in 2018 drug overdoses resulted in approximately 67,000 deaths in the United States – greater than approximately 185 deaths per day. Drug overdoses are now the leading cause of death for Americans under 50, and the proliferation of more powerful synthetic opioids, such as fentanyl and its analogues, could result in future increases in the number of deaths resulting from opioid overdoses. Recent studies have revealed an approximately 87% increase in deaths associated with synthetic opioids, whereas, death rates due to natural and semisynthetic opioids remained relatively stable. With this significant increase in synthetic opioid abuse are published studies that have suggested that the current recommended doses of naloxone may be inadequate in that frequent redosing is required. Repeat dosing of the commonly utilized dose of naloxone suggests the need for a higher dosage product.

In December 2018, we filed an NDA with the FDA relating to our higher dose naloxone injection product, ZIMHI, for the treatment of opioid overdose. On November 22, 2019, we received a CRL from the FDA regarding our NDA for ZIMHI. The CRL stated that the FDA determined that it could not approve the NDA in its present form and provided recommendations needed for resubmission. A CRL is issued by the FDA’s Center for Drug Evaluation and Research when it has completed its review of a file and questions remain that preclude the approval of the NDA in its current form. The questions raised by the FDA related generally to Chemistry, Manufacturing and Controls (CMC). No other clinical safety or efficacy issues were raised. In December 2019, we provided responses to the FDA to the comments included in the CRL. In February 2020, we had a Type A meeting with the FDA to discuss our response to the CRL and the process and timeline for resubmission of the NDA to the FDA. At the meeting, we obtained concurrence from the agency on the CMC information required for resubmission of the NDA, including additional information involving extractables and leachables testing from the syringe and glassware. On May 15, 2020, we resubmitted to the FDA the NDA for ZIMHI. On November 13, 2020, we received a second CRL from the FDA regarding the resubmitted NDA. The deficiencies and questions raised in the CRL related generally to new CMC issues. We intend to submit responses to the deficiencies identified in the CRL and request a Type A meeting with the FDA to discuss the CRL and the company’s responses. If the matters raised in the CRL cannot be resolved with the FDA division that sent the CRL, we may appeal the matter within the agency through a Formal Dispute Resolution process. There can be no assurances regarding the timing and outcome of our Type A meeting with the FDA or the FDA’s review of our NDA relating to the ZIMHI product, or the timing or outcome of any Formal Dispute Resolution process that we may decide to initiate. The development of an intramuscular injection of naloxone for the treatment of opioid overdose will require commercial scale manufacturing subject to review and approval by the FDA.

Tempol (APC400)

On June 12, 2020, we entered into a license agreement with Matrix Biomed, Inc., or the Licensor, to license rights under patents, patent applications and related know-how of Licensor relating to Tempol, an investigational drug. The exclusive license includes the worldwide use under the licensed patent rights and related rights of Tempol for the fields of COVID-19 infection, asthma, respiratory syncytial virus infection, and influenza infection. In addition, the exclusive license includes the use of Tempol as a therapeutic for reducing radiation-induced dermatitis in patients undergoing treatment for cancer. In consideration for the Licensor providing the rights under its patent rights and related know-how relating to Tempol within the licensed fields, we paid Licensor $250,000 and also issued to the Licensor 1,000,000 shares of our Series B Convertible Preferred Stock, which has converted into an equal number of shares of common stock.

Tempol is a redox cycling nitroxide that promotes the metabolism of many reactive oxygen species and improves nitric oxide bioavailability. It has been studied extensively in animal models of oxidative stress and inflammation. Overall, Tempol acts as both a super-oxide dismutase mimetic and also has anti-inflammatory activity. Inflammation and oxidative stress occur in various disease states including COVID-19. In July 2020, we submitted to the FDA a pre-IND package which provided a detailed protocol for a Phase 2/3 study examining Tempol in COVID-19 patients, and the FDA has provided comments regarding the prospective use of Tempol in a randomized placebo controlled trial. In January 2021, we submitted an IND to the FDA for the investigational use of Tempol for the treatment of COVID-19. The submission of the IND to the FDA followed a Pre-IND meeting with the FDA in which the agency gave specific recommendations on CMC and conduct of the clinical trial to be included in the IND. On January 28, 2021, we announced that in collaboration with the Human Immune Monitoring Center at Stanford University we conducted a study to investigate the effects of Tempol on immune cells from COVID-19 patients, and that preliminary data from that study showed that Tempol decreases cytokines from stimulated cells from COVID-19 patients. We intend to seek government and/or non-government funding to study the efficacy of Tempol as a therapeutic treatment for COVID-19.

Asthma

According to the National Institute of Health, or NIH, asthma is a chronic lung disease that inflames and narrows the airways. Asthma causes recurring periods of wheezing, chest tightness, shortness of breath, and coughing. Asthma affects people of all ages, but it most often starts during childhood. According to information published by Centers for Disease Control & Prevention (CDC) reporting on findings from 2017, the number of people in the U.S. with asthma is approximately 25.2 million and growing. We estimate that global sales of asthma and bronchospasm prescription products were in excess of approximately $7.2 billion in 2019, based on industry data.

Asthma; Metered Dose Inhaler (APC-1000)

Our APC-1000 product candidate is a steroid hydrofluoroalkane, or HFA, metered dose inhaler product, intended for the treatment of asthma. Our product candidate, if approved for marketing, would be intended to target a small niche within the larger market for respiratory products. We estimate that the annual global sales of prescription steroid HFA and similar products were approximately $3.0 billion in 2019, of which our product candidate would target a subset of that market.

In January 2018, we submitted an IND to the FDA to begin Phase 3 efficacy studies for a new formulation of APC-1000, and in December 2018, we initiated the start-up phase of the Phase 3 trial of APC-1000. However, we terminated the start-up phase and start of patent enrollment for the studies, and have suspended the study, in light of, among other factors, the availability of adequate funding to continue and complete the studies and the competitive landscape for the product. There are no assurances that we will pursue this opportunity, for financial or other reasons, and we do not intend to devote substantial resources to pursue this opportunity at the present time. The timing of enrollment for, and the pace of conduct, progress, and completion of, any studies that we may determine to conduct, and our decisions concerning such matters, are affected by a number of factors, including without limitation the availability of adequate funding, the absence of unexpected regulatory issues or delays, the time period required to enroll a sufficient number of patients in the study, the time required to complete and analyze the results of the studies, and the competitive landscape for the product.

Dry Powder Inhaler (DPI) Device Platform

In December 2013, we acquired assets relating to 3M’s patented Taper dry powder inhaler (DPI) technology under development by 3M for the treatment of asthma and bronchospasm. The Taper DPI technology was designed to efficiently deliver dry powder by utilizing a 3M proprietary microstructured carrier tape. We are utilizing the Taper DPI assets to develop the DPI device. We believe that, if successfully developed, the device can be utilized to deliver a variety of different drug compounds and be used as a platform delivery device to develop products that will compete in the respiratory markets, which may include combination products. Our agreement with 3M contemplates that the microstructured carrier tape will be supplied by 3M under a separate commercial supply agreement to be negotiated with 3M. We believe that one advantage of the technology is that it can deliver drug particles without the need for lactose or formulation excipients. The majority of current dry powder products use lactose carrier excipients to enhance flowability; however, they have the disadvantage of increased bulk and require a mechanism for detaching the drug from the surface of the lactose. Lactose carrier formulations require a complicated blending process and delivery that is highly sensitive to excipient powder properties. To our knowledge, there are currently no excipient-free dry powder inhalers in the U.S. market.

Fluticasone DPI (APC-4000). Our first product candidate utilizing the DPI technology platform, APC-4000, is intended to deliver Fluticasone Propionate (fluticasone) as a dry powder formulation for the treatment of asthma. Fluticasone belongs to the family of medicines known as corticosteroids or steroids. It works by preventing certain cells in the lungs and breathing passages from releasing substances that cause asthma symptoms. APC-4000 is designed to deliver the same active ingredient as GlaxoSmithKline’s Flovent® Diskus® for the treatment of asthma. We estimate that Flovent® Diskus® generated more than $469 million in U.S. sales and $802 million in global sales in 2019, based on GSK’s publicly announced results. We conducted proof of concept studies with the DPI for APC-4000 in 2018 and 2019. We are not currently devoting, and do not intend to devote, any substantial financial resources to development of this product candidate at the present time. Our decisions regarding additional studies or product development will be affected by a number of factors, including without limitation the availability of adequate funding, the costs and results of any additional studies or development efforts that we may determine to undertake, and the competitive landscape for the product. In considering development and commercialization alternatives for APC-4000, we may seek to enter into development or commercialization agreements, license agreements, or other strategic agreements with third parties relating to development, commercialization and marketing of this product candidate.

Our development plans concerning our allergy and respiratory products, including APC-1000 and APC-4000, and our other product candidates are affected by developments in the marketplace, including the introduction of potentially competing new products by our competitors. As a result, our product development plans could be affected by such considerations. The anticipated future actions regarding development of products in our product pipeline will depend on a number of factors, including the availability of adequate funding to support product development efforts, the regulatory pathway for the product and, should we choose to seek commercialization partners for one or more of our products or product candidates, our success in negotiating and entering into development or commercialization agreements relating to our products, and the competitive landscape regarding such product candidates. We believe that should we continue and successfully complete product development efforts and decide to pursue such applications, we would be required to submit data for an application for approval to market APC-1000 and APC-4000 pursuant to Section 505(b)(2) of the FDCA, although there are no assurances that this will be the case. In considering development and commercialization alternatives for our products and product candidates and technologies, we may seek to enter into development or commercialization agreements, license agreements, or other strategic agreements with third parties relating to development, commercialization and marketing of one or more of our products or product candidates. We currently have no in-house manufacturing capabilities, and as a result we intend to rely on third-party contract manufacturers to manufacture the materials needed to produce DPI and HFA products.

Factors that could affect the development and launch dates for our products and product candidates include general market conditions, the outcome of discussions with the FDA concerning the regulatory approval pathway of the applicable product candidate including the number and kind of clinical trials that the FDA will require before the FDA will consider regulatory approval of the applicable product, any unexpected difficulties in licensing or sublicensing intellectual property rights that may be required for other components of the product, patent infringement lawsuits relating to Paragraph IV certifications as part of any Section 505(b)(2) or ANDA filings, any unexpected difficulties in the ability of our suppliers to timely supply quantities for commercial launch of the product, any unexpected delays or difficulties in assembling and deploying an adequate sales force to market the product, and receipt of adequate funding to support product development and sales and marketing efforts.

Prescription Compounded Medications

Overview

Our USC subsidiary, which is registered as a human drug compounding outsourcing facility under Section 503B of the FDCA and the DQSA, provides prescription compounded medications, including compounded sterile preparations or CSPs, and non-sterile compounds to physician clinics, hospitals, surgery centers and other clients throughout most of the United States. USC’s product offerings broadly include, among others, corticosteroids, hormone replacement therapies, hospital outsourcing products, and injectables. USC also provides certain veterinary pharmaceutical products for animals.

USC sources raw materials and commercial products only from suppliers registered with the FDA. Utilizing these raw material components, USC prepares and provides a broad range of customized stock keeping units to meet the individual requirements of customers located throughout most of the United States.

The pharmacy sterile compounding industry arose in part because hospitals and other healthcare providers administering drugs require concentrations, dosage forms and delivery systems that are not readily commercially available from drug manufacturers in a ready-to-use, or RTU, form. Historically, safety and quality standards for compounded medications were not well defined or implemented, leading to demand for safer compounding practices, and the level of state regulation varied significantly. The 2012 nationwide fungal meningitis outbreak caused by a compounding pharmacy led to increased regulatory oversight of the industry which, among other things, led to the passage of the DQSA and its creation of Section 503B outsourcing facilities as a new, more highly FDA-regulated category of interstate outsourced CSP providers. Registration as a Section 503B outsourcing facility is currently voluntary. USC was incorporated in Arkansas in 2004, and registered with the FDA as a Section 503B outsourcing facility in December 2013.

USC’s business is focused on marketing a portfolio of compounded preparations for hospital outsourcing and other clients, and animal health, including sterile injectable and non-sterile integrative therapies. Many of these formulations are offered in different formats than other available alternatives, such as in suspension or preservative free. Many hospitals and surgery centers look to outsourcing facilities to obtain medications in RTU format, with the specific packaging, volume, and strength often unique to individual facilities. Many facilities and practitioners also look to outsourcing facilities when medications are on temporary backorder from the manufacturer or are discontinued. USC’s veterinary products include, without limitation, a formulation that we believe is novel, of an equine ulcer product that addresses what we believe is a significant market.

Compounding pharmacies and outsourcing facilities combine different ingredients, some of which may be FDA-approved drugs or components of FDA-approved drugs, to create specialized preparations prescribed by a practitioner Examples of compounded formulations include medications with alternative dosage strengths or unique dosage forms, such as topical creams or gels, suspensions, or solutions with more tolerable drug delivery vehicles. A practitioner may also work together with a pharmacist to repurpose or reformulate FDA-approved drugs via the compounding process to meet a patient’s specific medical needs. These compounds are distributed to hospitals, surgery centers, and practitioners. Examples of compounded medications prepared by outsourcing facilities include sterile syringes used by hospital and surgery center operating rooms, sterile injectables administered by the practitioner in the office, and unit-dosed sterile and non-sterile medications. USC’s outsourcing facility receives its active pharmaceutical ingredients from three main suppliers, which accounted for the majority of USC’s drug and chemical purchases in 2019.

In recent years, there have been increases in the cost of certain injectable drugs and related products as a result of (i) enhanced oversight by the FDA and other regulatory bodies of manufacturers of injectable products, and the added costs associated therewith, (ii) decreased competition when drug manufacturers voluntarily cease producing certain drugs or face temporary regulatory suspension or permanent regulatory shut down of their operations, and (iii) consolidation among drug manufacturers. These factors have led some manufacturers to raise prices of some products and have also contributed to market shortages of injectable products, containers and diluents. These shortages and the potential inability to secure an adequate supply of necessary drug formulations can have a significant impact on the day-to-day business and operations of USC and its customers.

Since we acquired USC in April 2016, we have invested capital and taken several measures intended to support the growth of the business, including hiring additional personnel, expanding sales channels, and strengthening our production processes, to comply with new and anticipated FDA regulations applicable to its business and outsourcing facilities, to expand product offerings, enhance production capabilities, improve warehouse space, develop new packaging, labeling and processing solutions, refine quality and safety measures, and develop technology for the intake and management of customer orders.

 Recent Developments

Financial Condition

Our financial statements for the year ended December 31, 2020, will not be available until after this offering is completed and consequently will not be available to you prior to investing in this offering. Based upon preliminary estimates and information available to us as of the date of this prospectus supplement, we estimate that we had approximately $6.9 million of cash and cash equivalents as of December 31, 2020. This estimate of our cash and cash equivalents as of December 31, 2020, is preliminary, has not been reviewed by our independent registered public accounting firm and is subject to change upon completion of our financial statement closing procedures. It is possible that we or our independent registered public accounting firm may identify items that require us to make adjustments to the estimate of our cash and cash equivalents balance set forth above and those changes could be material. Accordingly, undue reliance should not be placed on this preliminary estimate. The preliminary estimate is not necessarily indicative of any future period and should be read together with the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as well as our financial statements, related notes and other financial information incorporated by reference in this prospectus supplement.

Letter of Intent Regarding US Compounding Inc.

On January 26, 2021, we announced that we have entered into a non-binding letter of intent with a potential buyer for the sale of substantially all of the assets of our US Compounding Inc. subsidiary. Under the terms described in the letter of intent, the buyer would agree to acquire substantially all of the assets of USC in exchange for a total gross consideration that could range from approximately $10-$20 million, before transaction fees and expenses and other potential post-closing adjustments.

If a transaction is negotiated, reflected in definitive agreements entered into by the parties, and completed, the proposed purchase price consideration includes a combination of a cash payment at the closing of the transaction, a promissory note representing portion of the purchase price payable at a future date, and potential future performance-based milestone payments over a period of years. The amount and structure of consideration could change as a result of subsequent negotiations, due diligence or other factors.

Any definitive agreement would be subject to approval by the respective parties, including approval by our board of directors, and would likely include a number of customary provisions, including without limitation representations and warranties of USC and us, restrictive covenants and indemnification provisions.

The closing of a transaction would be contingent on the satisfaction of closing conditions which might include, among other things: (i) the receipt of required governmental, regulatory, and third-party consents and approvals, (ii) buyer obtaining required licenses, permits, registrations, or other approvals from the necessary state boards of pharmacy and other state and federal governmental authorities, and (iii) other customary closing conditions.

The letter of intent is non-binding other than with respect to certain customary confidentiality and exclusivity provisions. There can be no assurances that the parties will negotiate and enter into definitive transaction agreements or concerning the final terms that might be included in any definitive agreements, whether a transaction will be completed, concerning the timing of closing of any such transaction or concerning the amount of consideration that we might receive at the closing or over time from any such transaction.

Company Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 11682 El Camino Real, Suite 300, San Diego, CA 92130, and our telephone number is (858) 997-2400. Our website address is: www.adamispharmaceuticals.com. We have included our website address as a factual reference and do not intend it to be an active link to our website. The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our securities.

The Offering

Common stock offered by us pursuant to this prospectus supplement	_______ shares of common stock.

Common stock to be outstanding after this offering	______shares of common stock (or ______ shares of common stock if the underwriters exercise their option to purchase additional shares in full).

Over-allotment option	We have granted the underwriters an option to purchase up to an additional _______ shares of our common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include, without limitation, expenditures relating to research, development and clinical trials relating to our products and product candidates, manufacturing, capital expenditures, hiring additional personnel, acquisitions of new technologies or products, the payment, repayment, refinancing, redemption or repurchase of existing or future indebtedness, obligations or capital stock, and working capital. We may also use the proceeds to acquire or invest in complementary products, services, technologies or other assets, although we have no agreements or understandings with respect to any acquisitions or investments at this time.

Dividend policy	We do not anticipate paying any cash dividends on our common stock.

Nasdaq Capital Market symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “ADMP.”

Risk factors	Investing in our securities involves significant risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 6 of the accompanying prospectus and the documents incorporated by reference herein.

Unless we indicate otherwise, all information in this prospectus, including the number of shares of common stock to be outstanding immediately after this offering as shown above, is based on 93,657,628 shares of common stock outstanding as of September 30, 2020, and excludes:

●	6,590,387 shares of common stock issuable upon exercise of outstanding stock options under our equity incentive plans as of September 30, 2020, with exercise prices ranging from $2.50 to $11.39 and having a weighted average exercise price of $4.31 per share, and 2,345,630 shares issuable upon the vesting of restricted stock units outstanding as of September 30, 2020, awarded under our equity incentive plans, 184,430 shares of which were issued after September 30, 2020, in connection with the vesting of outstanding restricted stock units;
●	58,824 shares of common stock issuable upon the exercise of outstanding warrants as of September 30, 2020, other than the warrants described in the bullet points below, at a weighted average exercise price of $8.50 per share;
●	warrants to purchase up to 1,183,432 shares of common stock or Series A-1 Preferred Stock, and up to 192,414 shares of common stock or Series A-2 Preferred Stock, at an exercise price of $4.10 and $2.90 per share, respectively (subject to certain beneficial ownership limitations), that we issued in our January 2016 and July 2016 private placement transactions;
●	warrants to purchase up to 700,000 shares of common stock outstanding as of September 30, 2020, at an exercise price of $2.98 per share that we issued in our August 2016 financing transaction;
●	warrants to purchase 13,800,000 shares of common stock outstanding as of September 30, 2020, at an exercise price of $1.15 per share that we issued in our August 2019 financing transaction, of which 6,000 shares have been issued or are issuable upon exercise of such warrants after September 30, 2020 and through January 27, 2021; and
●	warrants to purchase 8,700,000 shares of common stock outstanding as of September 30, 2020, at an exercise price of $0.70 per shares that we issued in our February 2020 private placement financing transaction, of which 5,000,000 shares have been issued or are issuable upon exercise of such warrants after September 30, 2020 and through January 27, 2021.

RISK FACTORS

Any investment in our common stock or other securities involves a high degree of risk. Investors should carefully consider the risks described below, as well as the risks described in the documents incorporated or deemed to be incorporated by reference herein, and all of the information contained in this prospectus before deciding whether to purchase the securities offered hereby. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks if any of them actually occur. The risks and uncertainties described below are not the only ones we face. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus and in the documents incorporated or deemed to be incorporated by reference herein.

Risks Related to this Offering

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to __________ shares offered in this offering at a public offering price of $____ per share, and after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $____ per share. In addition, in the past, we issued shares of convertible preferred stock as well as options and warrants to acquire shares of common stock and preferred stock. To the extent these securities remain outstanding and are ultimately exercised or converted, you will sustain additional future dilution. In addition, exercise of warrants that we issued in our past financing transactions, or exercise of other outstanding options or warrants, or additional shares of common stock or other securities that we may issue in the future in connection with additional financing transactions, could result in there being a significant number of additional shares outstanding and dilution to our stockholders.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We currently intend to use the net proceeds from this offering for general corporate purposes, which include, without limitation, expenditures relating to research, development and clinical trials relating to our products and product candidates, capital expenditures, hiring additional personnel, acquisitions of new technologies or products, payment of obligations, the repayment, refinancing, redemption or repurchase of existing or future indebtedness or capital stock and working capital. We may also use the proceeds to acquire or invest in complementary products, services, technologies or other assets, although we have no agreements or understandings with respect to any acquisitions or investments at this time. See “Use of Proceeds” on page S-23 of this prospectus supplement. Other than as described in the “Use of Proceeds” section, we have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for you. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The price of our common stock may be volatile.

The market price of our common stock may fluctuate substantially. For example, from January 1, 2018 through September 30, 2020, the market price of our common stock has fluctuated between $0.27 and $5.10. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price that you have paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	relatively low trading volume, which can result in significant volatility in the market price of our common stock based on a relatively smaller number of trades and dollar amount of transactions;
•	the timing and results of our current and any future preclinical or clinical trials of our product candidates;
•	our ability to successfully expand sales of our compounded pharmacy formulations;
•	the entry into or termination of key agreements, including, among others, key collaboration and license agreements;
•	the results and timing of regulatory reviews relating to the approval of our product candidates;
•	the timing of, or delay in the timing of, commercial introductions of any of our products;
•	the initiation of, material developments in, or conclusion of, litigation to enforce or defend any of our intellectual property rights;
•	failure of any of our products or product candidates to achieve commercial success;
•	general and industry-specific economic conditions that may affect our research and development expenditures;
•	the results of clinical trials conducted by others on products that would compete with our product candidates;
•	the results of clinical trials conducted by others on products that would compete with our product candidates;
•	the loss of key employees;
•	the introduction of technological innovations or new commercial products by our competitors;
•	the introduction of technological innovations or new commercial products by our competitors;
•	future sales of our common stock;
•	publicity or announcements regarding regulatory developments relating to our products;
•	period-to-period fluctuations in our financial results, including our cash and cash equivalents balance, operating expenses, cash burn rate or revenue levels;
•	common stock sales in the public market by one or more of our larger stockholders, officers or directors;
•	our filing for protection under federal bankruptcy laws;
•	a negative outcome in any litigation or potential legal proceeding; or

•	other potentially negative financial announcements, such as a review of any of our filings by the SEC, changes in accounting treatment or restatement of previously reported financial results or delays in our filings with the SEC.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock and value of our outstanding warrants. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

Future sales of substantial amounts of our common stock, or the possibility that such sales could occur, could adversely affect the market price of our common stock.

Future sales in the public market of our common stock, including shares offered by the prospectus supplement or shares issued upon exercise of our outstanding stock options, warrants or convertible securities, or the perception by the market that these issuances or sales could occur, could lower the market price of our common stock and value of our outstanding warrants or make it difficult for us to raise additional capital. As of September 30, 2020, we had 93,657,628 shares of common stock issued and outstanding, substantially all of which we believe may be sold publicly, subject in some cases to volume and other limitations, provisions or limitations in registration rights agreements, or prospectus-delivery or other requirements relating to the effectiveness and use of registration statements registering the resale of such shares.

As of September 30, 2020, 6,590,387 shares of common stock were issuable upon the exercise of outstanding stock options under our equity incentive plans at a weighted-average exercise price of $4.31 per share, we had outstanding restricted stock units covering 2,345,630 shares of common stock, and we had outstanding warrants to purchase shares of common stock or our preferred stock as described in the risk factor below. Subject to applicable vesting requirements, upon exercise of these options or warrants or issuance of shares following vesting of the restricted stock units, the underlying shares may be resold into the public market, subject in some cases to volume and other limitations or prospectus-delivery requirements pursuant to registration statements registering the resale of such shares. In the case of outstanding options or warrants that have exercise prices that are below the market price of our common stock from time to time, or upon issuance of shares following vesting of restricted stock units, our stockholders would experience dilution upon the exercise of these options.

Exercise of our outstanding warrants may result in dilution to our stockholders.

As of September 30, 2020, we had outstanding warrants, other than the warrants described in the next sentence, to purchase 58,824 shares of common stock, at a weighted average exercise price of $8.50 per share. In addition, as of September 30, 2020, shares of our common stock were issuable (subject to certain beneficial ownership limitations) upon exercise of the following warrants: warrants to purchase 1,183,432 shares at an exercise price of $4.10 per share; warrants to purchase 192,414 shares at an exercise price of $2.90 per share; warrants to purchase 700,000 shares at an exercise price of $2.98 per share; warrants to purchase 13,800,000 shares at an exercise price of $1.15 per share; and warrants to purchase 8,700,000 shares at an exercise price of $0.70 per share.

Our principal stockholders have significant influence over us, they may have significant influence over actions requiring stockholder approval, and your interests as a stockholder may conflict with the interests of those persons.

Based on the number of outstanding shares of our common stock held by our stockholders as of September 30, 2020, our directors, executive officers and their respective affiliates owned approximately 1.0% of our outstanding shares of common stock and we believe our largest stockholder owned approximately 3.7% of the outstanding shares of our common stock. As a result, those stockholders have the ability to exert a significant degree of influence with respect to the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. The interests of these persons may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership could harm the market price of our common stock and value of our outstanding warrants by (i) delaying, deferring or preventing a change in corporate control, (ii) impeding a merger, consolidation, takeover or other business combination involving us, or (iii) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. The significant concentration of stock ownership may adversely affect the trading price of our common stock and value of our outstanding warrants due to investors’ perception that conflicts of interest may exist or arise.

Risks Related to our Business, Industry and Financial Condition

There is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in our consolidated financial statements for the year ended December 31, 2019, and for the periods ending March 31, 2020, June 30, 2020, and September 30, 2020, incorporated by reference into this prospectus, we have sustained substantial recurring losses from operations. In addition, we have used, rather than provided, cash in our continuing operations. We will need significant funding to continue operations, satisfy our obligations and fund the future expenditures that will be required to conduct the clinical and regulatory work to develop our product candidates. Without obtaining additional capital, it would be unlikely for us to continue as a going concern. The above conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should we be unable to continue in existence. Uncertainty concerning our ability to continue as a going concern, among other factors, may hinder our ability to obtain future financing. Continued operations and our ability to continue as a going concern are dependent, among other factors, on the market acceptance and success of our products and our ability to obtain additional required funding, and there are no assurances that such funding will be available at all or will be available in sufficient amounts or on reasonable terms. Without additional required funds from debt or equity financings, sales of assets, sales or out-licenses of intellectual property or technologies, or other transactions or sources, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a viable entity, our stockholders would likely lose most or all of their investment in us.

We have incurred losses since our inception, and we anticipate that we will continue to incur losses. We may never achieve or sustain profitability.

We incurred net losses of approximately $29.0 million and $29.3 million for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively, and a net loss of approximately $39.0 million for the year ended December 31, 2018. From inception through September 30, 2020, we have an accumulated deficit of approximately $211.3 million. We expect that these losses may increase as we continue our research and development activities, seek regulatory approvals for our product candidates and seek to commercialize any approved products. These losses will cause, among other things, our stockholders’ equity and working capital to decrease. Any future earnings and cash flow from operations of our business are dependent on our ability to further develop our products and on revenue and profitability from sales of products.

There can be no assurance that we will be able to generate sufficient product revenue and amounts payable to us under our commercialization agreement with USWM or other commercialization agreements that we may enter into to become profitable at all or on a sustained basis. We expect to have quarter-to-quarter fluctuations in revenue and expenses, some of which could be significant, due in part to variations in expenses and activities relating to research, development, clinical trial, marketing and manufacturing. If our product candidates fail in clinical trials or do not gain regulatory approval, or if our products do not achieve market acceptance, we may never become profitable. As we commercialize and market products, we will need to incur expenses for product marketing and brand awareness and conduct significant research, development, testing and regulatory compliance activities that, together with general and administrative expenses, could result in substantial operating losses for the foreseeable future. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We may never commercialize additional product candidates that are subject to regulatory approval or earn a profit.

Except for our SYMJEPI product, we have not received regulatory approval for any drugs or products. Since our fiscal 2010 year, except for revenues from sales of compounded pharmacy formulations after our acquisition of USC in 2016 and amounts received pursuant to our commercialization agreements relating to SYMJEPI and ZIMHI, we have not generated commercial revenue from marketing or selling any drugs or other products. We expect to incur substantial net losses for the foreseeable future. We may never be able to commercialize any additional product candidates that are subject to regulatory approval or be able to generate revenue from sales of such products. Because of the risks and uncertainties associated with developing and commercializing our specialty pharmaceuticals and other product candidates, we are unable to predict when we may commercially introduce such products, the extent of any future losses or when we will become profitable, if ever. On November 13, 2020, we received a second CRL from the FDA regarding our resubmitted NDA relating to our ZIMHI product candidate. We intend to submit responses to the deficiencies identified in the CRL and request a Type A meeting with the FDA to discuss the CRL and our responses. If the matters raised in the CRL cannot be resolved with the FDA division that sent the CRL, we may appeal the matter within the agency through a Formal Dispute Resolution process. There can be no assurances regarding the timing and outcome of our Type A meeting with the FDA or the FDA’s review of our NDA relating to the ZIMHI product, or the timing or outcome of any Formal Dispute Resolution process that we may decide to initiate. There are no assurances that the FDA will regard our responses as satisfactorily responding to the matters raised in the most recent ZIMHI, or that the FDA will not require additional studies or information before any resubmission of our NDA. Adverse action by the FDA concerning our resubmitted NDA could result in significant additional time and expense before our ZIMHI NDA is reviewed and approved, if approved at all, and marketing of ZIMHI could commence, which could have a material adverse effect on our business, financial condition or results of operations.

We will require additional financing to continue as a going concern.

We incurred a net loss of approximately $29.0 million and $29.3 million for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively, and a net loss of approximately $39.0 million for the year ended December 31, 2018. At September 30, 2020, and December 31, 2019, we had cash and cash equivalents of approximately $12.4 million and $8.8 million, respectively, accounts receivable of approximately $1.4 million and $1.9 million, respectively, and liabilities of approximately $16.6 million and $11.8 million, respectively. The development of our business will require additional capital in 2021 and the future to help fund the development and commercialization of our products and product candidates and conduct research and development of other product candidates, as well as to fund capital expenditures and our ongoing operations at USC and satisfy our obligations and liabilities. In addition to product revenues, we have historically relied upon sales of our equity or debt securities to fund our operations. We currently have no available balance in our credit facility or committed sources of capital, and a number of factors limit or prevent our current ability to access capital markets. Delays in obtaining required funding could adversely affect our ability to develop and commercially introduce products and cause us to be unable to comply with our obligations under outstanding instruments.

Our ability to obtain additional financing, if required, will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates, restrict our operations or obtain funds by entering into agreements on unattractive terms, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships, at least until additional funding is obtained, and which could result in additional dilution to our stockholders. If we do not have sufficient funds to continue operations, we could be required to seek bankruptcy protection or other alternatives that would likely result in our stockholders losing some or all of their investment in us.

In the future, we will be dependent upon revenues from commercialization of our product candidates, funding from third parties such as proceeds from debt or equity financings, funded research and development payments or payments under collaborative agreements, in order to maintain our operations and meet our obligations. There is no guarantee that we will generate significant revenues from the commercialization of any of our products or product candidates, or that additional debt equity or other funding will be available to us on acceptable terms, or at all. If we fail to generate adequate revenues or obtain additional funding when needed, we would be forced to scale back or terminate our operations, or to seek to merge with or to be acquired by another company.

Business or economic disruptions or global health concerns, including the recent COVID-19 pandemic, could harm our business and increase our costs and expenses.

Broad-based business or economic disruptions could adversely affect our ongoing business and research, development and commercial activities and could include disruptions to the productivity of our employees working remotely or their ability to travel on matters relating to the Company’s business activities.  The novel strain of coronavirus and the related COVID-19 pandemic in December 2019, 2020 and 2021 has spread throughout most of the world including the United States. This outbreak has resulted in extended shutdowns of businesses in the United States and elsewhere and has had ripple effects on businesses and activities around the world. We could experience delays in obtaining products or services from our third party manufacturers or suppliers as a result of the impact of the COVID-19 pandemic on such parties.  In addition, the pandemic and related matters could result in interruptions or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines relating to our NDAs or other actions relating to our products or product candidates.  The outbreak and any preventative or protective actions that we, our customers, our respective manufacturers, suppliers or other third parties with which we have business relationships, or governments may take in respect of the coronavirus and COVID-19 outbreak could disrupt our business and the business of our customers or third parties with which we have business relationships.  For example, the COVID-19 outbreak has adversely affected revenues from sales of USC products, in part due to reductions or cancellations of outpatient or elective surgeries and reduction in office visits to physicians’ offices, healthcare facilities or clinics by patients, and the resulting decreased demand by USC’s customers for certain of USC’s products, and will likely continue to adversely affect revenues from sales of USC products for a period of time which cannot be predicted. Moreover, COVID-19 has restricted USC from utilizing traditional sales and marketing efforts, such as regular sales visits to customers, in generating revenues. The extent to which the COVID-19 pandemic will continue to impact our business is difficult to predict and subject to change, and will depend on future developments, which are highly uncertain and cannot be predicted, including without limitation the severity of the disease and duration of the outbreak, travel restrictions and social distancing requirements in the United States and other countries, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease and address its impact.  Global health concerns, such as coronavirus, could also result in social, economic, and labor instability in the countries in which we or the third parties with whom we engage operate. In addition, the COVID-19 outbreak has resulted in a severe economic downturn and has already significantly affected the financial markets of many countries.  A severe or prolonged economic downturn or political disruption could result in a variety of risks to our business, including our ability to raise capital when needed on acceptable terms, if at all.  A weak or declining economy or political disruption could also strain our manufacturers or suppliers, possibly resulting in supply disruption, or cause our customers to delay making purchases or payments for our products. Any of the foregoing could harm our business.  In addition, the effects of applicable shelter-in-place orders and work from home policies may negatively impact productivity of our employees and disrupt our business activities, the magnitude of which will depend, in part, on the length and severity of the restrictions and our ability to conduct business in the ordinary course.  Although we have taken precautions intended to avoid the spread of the coronavirus among our employees, it is possible that one or more members of our workforce could be diagnosed with COVID-19, which could adversely impact our operations.  We cannot presently predict the long-term impact to the scope and severity of potential business shutdowns or disruptions, but if we, our customers, or any of the third parties with whom we engage, including the suppliers, manufacturers, regulators and other third parties with whom we conduct business or have business relationships, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner presently anticipated could be materially and negatively impacted.

If our products and potential products are unable to compete effectively with current and future products targeting similar markets as our potential products, our commercial opportunities will be reduced or eliminated.

The markets for our SYMJEPI products and ZIMHI product candidate, our allergy and respiratory product candidates, and our other product candidates, are intensely competitive and characterized by rapid technological progress. We face competition from numerous sources, including major biotechnology and pharmaceutical companies worldwide. Many of our competitors have substantially greater financial and technical resources, and development, production and marketing capabilities, than we do. Our SYMJEPI product competes with a number of other currently marketed epinephrine products for use in the emergency treatment of acute allergic reactions, including anaphylaxis. Our ZIMHI product, if approved and commercialized, will compete with a number of other currently marketed products utilizing naloxone, for the treatment of acute opioid overdose. Certain companies have established technologies that may be competitive with our product candidates and any future products that we may develop or acquire. Some of these products may use different approaches or means to obtain results, which could be more effective or less expensive than our products for similar indications. In addition, many of these companies have more experience than we do in pre-clinical testing, performance of clinical trials, manufacturing, and obtaining FDA and foreign regulatory approvals. They may also have more brand name exposure and expertise in sales and marketing. We also compete with academic institutions, governmental agencies and private organizations that are conducting research in the same fields. Competition among these entities to recruit and retain highly qualified scientific, technical and professional personnel and consultants is also intense. As a result, there is a risk that one or more of our competitors will develop a more effective product for the same indications for which we are developing a product or, alternatively, bring a similar product to market before we can do so. Failure to successfully compete will adversely impact the ability to raise additional capital and ultimately achieve profitable operations.

We have incurred significant indebtedness, which will require substantial cash to service and which subjects us to certain financial requirements and business restrictions; Paycheck Protection Loan.

As we have previously disclosed in our SEC filings, in connection with our acquisition of USC and the transactions contemplated by the merger agreement relating to the USC acquisition, we assumed approximately $5,722,000 principal amount of debt obligations under two loan agreements and related loan documents relating to the building, real property and equipment that certain third parties agreed to transfer to us or USC in connection with the merger, as well as the two loan agreements to which USC is a party, a working capital loan and an equipment loan, and related loan documents evidencing loans previously made to USC, and we agreed to become an additional co-borrower under the Loan Documents. The lender in all of the Loan Documents was First Federal Bank and/or its successor Bear State Bank, and/or Arvest Bank, as successor in interest to Bear State Bank, referred to as Lender or the Bank. We have previously entered into amendments of these loan agreements with the Bank, or the Amended Loan Documents. We are required to make current periodic interest and principal payments under the Amended Loan Documents, in an amount of approximately $19,000 per month; the amount of required interest payments is subject to change depending on future changes in interest rates.  At September 30, 2020, our aggregate indebtedness under the Amended Loan Documents was approximately $2,092,000.

The Amended Loan Documents with the Bank include a variety of representations, warranties and covenants that we are required to comply with. If we do not comply with the provisions of such agreements and documents and the Bank declares an event of default, the Bank would be entitled to accelerate the maturity date of the loans, the principal and accrued interest would become due and payable, and the Bank could elect to exercise its remedies as a secured creditor under the loan documents and applicable law. At September 30, 2020, our aggregate indebtedness under the Amended Loan Documents was approximately $2,092,000.

Our ability to make scheduled payments on our indebtedness depends on our future performance and ability to raise additional capital if required, which is subject to economic, financial, competitive and other factors, some of which are beyond our control. If we are unable to generate sufficient cash to service our debt, we may be required to adopt one or more alternatives, such as selling assets, attempting to restructure our debt or obtaining additional capital through sales of equity or incurrence of additional debt on terms that may be onerous or highly dilutive to our stockholders. Our ability to engage in any of these activities would depend on the capital markets and our financial condition at such time, and we may not be able to do so when needed, on desirable terms or at all, which could result in a default on our debt obligations. Additionally, the Amended Loan Documents contain various restrictive covenants, including, among others, our obligation to deliver to the Bank certain financial and other information, our obligation to comply with certain notice and insurance requirements, and our inability, without the Bank’s prior consent, to dispose of certain of our assets, incur certain additional indebtedness, enter into certain merger, acquisition or change of control transactions, pay certain dividends or distributions on or make certain repurchases of our capital stock or incur any lien or other encumbrance on our assets, subject to certain permitted exceptions. Any failure by us to comply with any of these covenants, subject to certain cure periods, or to make all payments under the debt instruments when due, would cause us to be in default under the applicable debt instrument. In the event of any such default, the Bank may be able to foreclose on the assets that secure the debt or declare all borrowed funds, together with accrued and unpaid interest, immediately due and payable, thereby potentially causing all of our available cash to be used to pay our indebtedness or forcing us into bankruptcy or liquidation if we do not then have sufficient cash available. Any such event or occurrence could severely and negatively impact our business, financial conditions or results of operations.

In addition, in April 2020, we received $3,191,700 in loan funding from the Paycheck Protection Program, or PPP, established pursuant to the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, and administered by the U.S. Small Business Administration, or SBA. The unsecured loan, or PPP Loan, is evidenced by a promissory note of the company, or the PPP Note, in the principal amount of $3,191,700, to Arvest Bank, the Lender. Under the terms of the PPP Note and the PPP Loan, interest accrues on the outstanding principal at the rate of 1.0% per annum. The term of the PPP Note is two years, unless sooner provided in connection with an event of default under the PPP Note. To the extent the loan amount is not forgiven under the PPP, the company is obligated to make equal monthly payments of principal and interest, beginning seven months from the date of the PPP Note (or later if a timely loan forgiveness application has been submitted), until the maturity date. The CARES Act and the PPP provide a mechanism for a borrower to apply for forgiveness of up to the full amount borrowed. The amount of loan proceeds eligible for forgiveness is based on a formula that takes into account a number of factors, including the amount of loan proceeds used by the company during a specified period after the loan origination for certain purposes including payroll costs, interest on certain mortgage obligations, rent payments on certain leases, and certain qualified utility payments, provided that at least certain specified percentages of the loan amount is used for eligible payroll costs; the employer maintaining or rehiring employees and maintaining salaries at certain levels; and other factors. Subject to the other requirements and limitations on loan forgiveness, only loan proceeds spent on payroll and other eligible costs during the covered eight-week or 24-week period will qualify for forgiveness. On October 19, 2020, we submitted our application for the forgiveness of the full amount of the PPP Loan, and as of the date of this prospectus supplement we have not been notified of any action taken regarding the application.  There is no assurance that we will be granted forgiveness of any, some or all of the amount of the PPP Loan. After the CARES Act was passed and we applied for and obtained the PPP Loan, the SBA issued new guidance that, among other things, questioned whether a public company with substantial market value and access to capital markets would qualify to participate in the PPP and be able to make the required certification that current economic uncertainty makes the loan request necessary to support the ongoing operations of the applicant. Subsequently, the Secretary of the Treasury and SBA has issued guidance that the government will review all PPP loans of more than $2 million for which the borrower applies for forgiveness, and that all PPP loans in excess of $2 million, and other PPP loans as appropriate, will be subject to review by SBA for compliance with program requirements set forth in the PPP Interim Final Rules and in the Borrower Application Form. Should we be audited or reviewed by federal or state regulatory authorities as a result of filing an application for forgiveness of the PPP Loan or otherwise, such audit or review could result in the diversion of management’s time and attention and legal and reputational costs, and our application for forgiveness of the PPP Loan could be denied in whole or in part. If we were to be audited or reviewed and receive an adverse determination or finding in such audit or review, we could be required to return or repay the full amount of the PPP Loan and could be subject to fines or penalties, which could reduce our liquidity and adversely affect our business, financial condition and results of operations.

USC’s business and results of operations have been adversely affected by certain regulatory matters. Problematic FDA inspections, warning letters, or other negative communications from the FDA or state regulatory authorities, and federal or state proceedings alleging non-compliance with FDA requirements or other applicable federal or state regulatory legal requirements could adversely affect our business, financial condition, and results of operations.

USC’s business and results of operations have been adversely affected by certain regulatory matters relating to its compounded drugs. Human drug compounding outsourcing facilities have historically been subject to FDA inspections on an irregular basis and are now subject to FDA inspections on a risk-based schedule in accordance with DQSA Section 503B(b)(4). Observations by the FDA of potentially violative conditions during inspections are required to be reported to facility management at the close of the inspection on FDA Form 483. It is common for such reports to be provided in connection with inspections of compounding outsourcing facilities, and observations may be further followed by warning letters and other enforcement actions as the FDA deems warranted. In March 2014, August 2015, July 2016, and February 2019, USC received Form 483 inspectional observations following FDA inspections of its outsourcing facility, noting inspectional observations of a number of observed potential deficiencies relating to USC’s facility and practices.

Following the August 2015 Form 483 observations, and prior to our acquisition of USC, USC temporarily suspended production of sterile products and voluntarily recalled certain lots of sterile product. USC determined there was no evidence that any compounded sterile products were defective, but decided to voluntarily recall all sterile product that remained within expiry and temporarily halt sterile production. USC responded to the August 2015 Form 483 observations and took a number of corrective actions, including enhancing quality control and production systems. Approximately around the time of our acquisition of USC, USC resumed production and sale of its sterile products. In July 2016, USC received Form 483 observations following FDA inspections of its outsourcing facility, noting inspectional observations of a number of observed deficiencies relating to USC’s facility and practices. USC responded in writing to the inspectional observations in July 2016 and provided supplemental responses to the FDA in April 2017. In October 2017, USC received a Warning Letter referencing the August 2015 and July 2016 Form 483 inspectional observations. USC provided a written response to the FDA that further described the completed corrective actions that were taken in response to the inspectional observations. In November 2018, the FDA responded to the 2017 Warning Letter Response submitted by USC and indicated it would look for evidence of corrective action and further clarification of policies and procedures on a future inspection. USC was inspected by the FDA in the early part of 2019, with a Form 483 issued to site management in February 2019. USC duly responded to the inspectional observations in writing in March 2019, and provided an initial update in April 2019 and a comprehensive update of completed corrective actions and milestones in August 2019. In August 2020, USC received a Regulatory Meeting Letter from FDA as a follow up to USC’s correspondence and corrective actions related to the February 2019 Form 483. In October 2020, USC responded to the requests made in the Regulatory Meeting Letter and provided a supplemental response in January 2021. USC is scheduled to complete the Compliance Conference with FDA in February 2021 to determine the efficacy of USC’s corrective actions. If FDA is not satisfied with the efficacy of USC’s corrective actions, then after the Compliance Conference FDA could take enforcement action, which could include a cease of operations or recall. Any enforcement action may adversely affect USC’s and our business, results of operations, and financial condition.

Following the suspension and voluntary recall in 2015, state pharmacy regulatory agencies in certain states initiated inquiries or took other actions regarding sales of USC products in such states. All of these state matters have been resolved; however, future proceedings by the FDA or state regulatory agencies alleging violation of applicable federal or state laws or regulations, could require significant time and financial resources, and an adverse outcome in one or more of these proceedings could adversely affect USC’s business, results of operations and financial condition. The suspension of sterile production and voluntary product recall had an adverse effect on USC’s revenues, income, and financial condition for calendar years 2015 and 2016 and adversely affected its relationships with certain of its customers that established relationships with other suppliers during USC’s suspension of sterile production.

We cannot predict when or if we will receive additional Form 483 observations or other communications from the FDA or state regulatory authorities regarding USC’s human drug compounding outsourcing facility. We could be subject to additional regulatory action by the FDA and civil or criminal enforcement action by the Department of Justice under the FDCA, Federal False Claims Act, or other applicable statutes, as well as related private actions, as a result of previous, current or future FDA observations. USC’s suppliers and customers may negatively consider the Form 483 observations issued to us when deciding to award contracts or continue or renew agreements. Other state and federal regulators and agencies may also consider the Form 483 observations when conducting their own inspections, enforcement actions or approvals, including license renewals. Any such actions could significantly disrupt USC’s business and harm its and our reputation, resulting in a material adverse effect on our business, results of operations and financial condition.

USC’s compounded preparations and the pharmacy compounding industry are subject to regulatory and customer scrutiny, which may impair our growth and sales.

The production, distribution, processing, formulation, packaging and labeling of pharmaceutical products and services such as USC’s compounded formulations are subject to extensive regulation by federal agencies, including the FDA and the DEA. We and USC are also subject to a significant number of state and local laws and regulations. Compliance with these federal, state and local laws and regulations, including compliance with any newly enacted regulations, requires the substantial expenditure of time, money and effort. Failure to comply with FDA requirements and other federal or state governmental laws and regulations can result in fines, disgorgement, unanticipated compliance expenditures, recall or seizure of products, exposure to product liability claims, total or partial suspension of production or distribution, enforcement actions, injunctions and civil or criminal prosecution, any of which could have a material adverse effect on USC’s and our business, financial condition or results of operations. Further, the publicity of any violations or perceived violations of these laws and regulations could result in significant reputational harm to USC’s or our business.

The federal, state and local laws and regulations applicable to the pharmaceutical and compounding industries are subject to frequent change, whether through change in law or through interpretation. Changes in these laws and regulations may require changes to USC’s or our business and operations that may be difficult to implement and require significant expenditures. For example, as a result of the increased scrutiny resulting from the 2012 meningitis outbreak that was traced to a Massachusetts compounding pharmacy, in 2013 the U.S. Congress passed the DQSA, which sets forth new standards applicable to outsourcing facilities such as USC’s and invites voluntary registration with the FDA. The DQSA also permits states to continue to impose separate regulatory requirements. Under the DQSA, USC has registered with the FDA as a Section 503B outsourcing facility and has implemented policies and procedures that are intended to achieve compliance with the DQSA requirements for such facilities. However, there can be no assurance that we or USC are fully compliant with these requirements, and any failure to comply may result in additional costs to bring such facilities into compliance. Moreover, the FDA continues to issue draft and final guidance under the DQSA, including those relating to cGMPs, which may require further changes to USC’s business, facilities or processes, some of which may be significant.

State legislatures and regulatory authorities also reacted to the fungal meningitis outbreak by imposing additional regulatory requirements on compounding activities for outsourcing compounders and reminding outsourcing compounders of regulatory requirements already in effect. Since 2012, the FDA has convened a number of inter-governmental working meetings with government officials from each state, the District of Columbia and Puerto Rico, to discuss topics such as oversight of compounding, including the implementation of the DQSA, and opportunities to better protect public health by strengthening oversight of compounders through improved collaboration between the FDA and the states. As a result of such meetings, the FDA and the states committed, among other things, to enhance inter-agency communication surrounding the implementation of the DQSA, which may lead to additional guidance or regulation in the future. If federal, state or local regulatory authorities place new restrictions or limitations on USC’s or our operations, USC’s or our business, financial conditions or results of operations could be materially adversely affected.

State pharmacy laws require facilities dispensing or distributing into that state to be licensed accordingly, and many states require separate licenses for the various activities that USC performs. Various state pharmacy boards have enacted laws and/or adopted rules or regulations directed at restricting the operation of out-of-state pharmacies by, among other things, requiring compliance with all laws of the states into which the out-of-state pharmacy dispenses medications, whether or not those laws conflict with the laws of the state in which the pharmacy is located, or requiring the pharmacist-in-charge to be licensed in that state.

Pharmacy and controlled substance laws often address the qualification of an applicant’s personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities, and subject pharmacies to oversight by state boards of pharmacy and other regulators that could impose burdensome requirements or restrictions on operations if a pharmacy is found not to comply with these laws. If our or USC’s activities fail to comply with such requirements, we could be forced to permanently or temporarily cease or limit the applicable compounding operations, which could severely limit USC’s ability to market and sell formulations in such states and could materially harm USC’s and our business, financial condition and results of operations. Any such noncompliance could also result in complaints or adverse actions by other state boards of pharmacy, FDA inspection of the facility to determine compliance with the FDCA, loss of FDCA exemptions provided under Section 503A or 503B, warning letters, injunctions, prosecution, fines and loss of required government licenses, certifications and approvals, any of which could involve significant costs and adversely affect our business, financial condition, and results of operations.

Further, the, the FDA seeks to limit, under Section 503A of the FDCA, the amount of compounded products that a pharmacy not registered as an outsourcing facility under Section 503B of the FDCA can dispense interstate. The interpretation and enforcement of this provision is dependent on the FDA entering into a Memorandum of Understanding (“MOU”) with each state setting forth limits on interstate compounding. The final draft of the MOU presented by the FDA in May 2020 proposed that interstate shipments of compounded drug units in excess of 50% of all compounded and non-compounded units dispensed or distributed by a 503A facility per month will trigger increased federal oversight, potential state investigation, and adverse event reporting requirements regarding prescriptions compounded in their respective states and dispensed or distributed out of state. The FDA stated in the final MOU that the document does not apply to outsourcing facilities or to veterinary drug products. Section 503A facilities in states that do not sign the MOU will be prohibited from distributing more than 5% of their compounded drugs out of state. As of the date of this prospectus supplement, in part due to a reorganization of state government, we do not know when the Arkansas State Board of Pharmacy, or its umbrella organization the Department of Health, will make a decision regarding the MOU. If the final MOU is not signed by the state of Arkansas, where USC is located, then interstate shipments of compounded preparations from a 503A facility will be limited to quantities not greater than 5% of total prescriptions dispensed or distributed by the 503A facility (the 5% rule).The FDA has announced a 365-day period for states to agree to the finalized MOU, after which it will begin to enforce the 5% rule. As of October 22, 2020, the Office of Management and Budget approved the MOU with no changes. On October 27, 2020, FDA published its Notice on the Federal Register in order to finalize the process and start the 365-day period for states to sign onto and execute the MOU.  On that same date, several industry members filed suit challenging the MOU as procedurally and substantively defective. The suit is currently pending in the federal District Court for the District of Columbia. FDA enforcement of either the 5% rule or the final MOU requirements could limit any interstate sales from a 503A facility. To the extent that USC’s operations include sale of products pursuant to Section 503A, the limitations outlined above could apply to a portion of USC’s business.

In January 2018, the FDA published a statement outlining its compounding priorities for 2018, referred to as the 2018 Compounding Plan, which provided an overview of the key priorities the FDA planned to focus on in 2018 in connection with compounding regulations. Included in the 2018 Compounding Plan were references to forthcoming regulations on compounding from bulk drug substances, determination of clinical need, and a revised memorandum of understanding, or MOU, between the FDA and State Boards of Pharmacy setting forth limits on interstate compounding under Section 503A of the FDCA. In keeping with this 2018 Compounding Plan, in March 2018 the FDA issued a draft guidance proposing a framework for determining the clinical need sufficient to permit an outsourcing facility to compound from bulk drug substances, or the Bulks Guidance, and in May 2020 the FDA issued a revised final MOU, or the Revised Final MOU. As with other FDA regulations and guidance, this guidance and MOU potentially could limit the number and type of products USC is permitted to compound as well as interstate shipping of compounded medications thereby adversely affecting sales of our compounded medications. The Bulks Guidance received numerous comments, and final guidance was published in March 2019 relating to the method by which the FDA will evaluate bulk drug substances for inclusion/exclusion on the final bulk substances lists. The FDA has excluded two substances and has proposed excluding an additional 28, while moving to include four substances. The FDA is accepting comments from industry on these proposals, but no timeline is currently available by which the lists are expected to be finalized. Until then, the interim bulk substances lists are effective, and USC does not compound with bulk drug substances not on the interim list as approved for use. While the specific substances at issue in FDA’s March 2019 guidance were not of material importance to USC, the FDA has announced its intent to take similar action regarding nine other bulk drug substances, including ephedrine sulfate, that represent a portion of USC’s hospital outsourcing business, which could result in a loss of revenue resulting from affected USC products. USC is working proactively with industry stakeholders and regulatory authorities regarding the FDA’s guidance and actions. We believe that the impact on USC and other 503B outsourcing facilities of the regulatory expectations regarding bulk substances will depend in part on how the guidance is implemented, interpreted and applied over time.

In November 2019, FDA issued a draft Guidance for Industry #256: Compounding Animal Drugs from Bulk Drug Substances, or the Draft GFI #256. This guidance describes the FDA’s policy regarding the compounding of animal drugs from bulk substances and limits the circumstances in which a compounder may use bulk substances to compound animal medication. Industry comments to the Draft GFI #256 were due by October 15, 2020. As with other FDA regulations and guidance, when finalized, this guidance could limit the number and type of products USC is permitted to compound for animal use. USC is currently compounding animal medication in its registered Section 503B outsourcing facility.  Section 503B of the FDCA does not apply to animal medication and FDA does not expressly allow 503B registered outsourcing facilities to compound animal medication. However, FDA’s August 2015 guidance on whether an entity should register as an outsourcing facility contemplates that outsourcing facilities will be compounding animal medication in addition to human medication and FDA has not taken action to date against a Section 503B registered outsourcing facility that is compounding both human and animal medications.  Nevertheless, as FDA has not expressly stated its position on the compounding of animal medication in a 503B outsourcing facility, there is a risk that FDA could, in the future, consider animal medication compounded in a 503B outsourcing facility to not be exempt from new drug approval requirements, and enforce new drug approval requirements on animal medication compounding in Section 503B outsourcing facilities.

In the future, we may not be able to satisfy applicable federal and state licensing and other requirements for USC’s pharmacy business in a timely manner or at all, changes to federal and state pharmacy regulations may restrict compounding operations or make them more costly, we may be unable to achieve a sufficient physician and patient customer base to sustain our pharmacy operations, or market acceptance of compounding pharmacies generally may be curtailed or delayed.

Compounded drugs are not FDA-approved. As a 503B drug compounding outsourcing facility, USC’s compounded human formulations are not subject to the FDA drug approval process. This means that FDA does not verify the safety or effectiveness of the medications compounded and distributed by USC, but rather FDA establishes standards for manufacturing processes controls to ensure drug quality. Consumers and health professionals rely on the drug approval process to ensure that drugs are safe and effective and made in accordance with Federal quality standards. Compounded drugs also lack an FDA finding of manufacturing quality before such drugs are marketed. Drugs available through branded and generic drug companies have been approved for marketing and sale by the FDA and are subject to many more requirements than drugs compounded in outsourcing facilities. Formulations prepared and dispensed by compounding pharmacies contain ingredients purchased from FDA-registered suppliers, but the finished compounded drug products are not themselves approved by the FDA. The drug products available through branded and generic drug companies have been approved for marketing and sale by the FDA and are required to be manufactured in facilities compliant with cGMP standards. In addition, certain compounding pharmacies have been the subject of widespread negative media coverage in recent years, and the actions of these pharmacies have resulted in increased scrutiny of compounding pharmacy activities from the FDA and state governmental agencies. For example, the FDA has in the past requested that a number of compounding pharmacies conduct a recall of all non-expired, purportedly sterile drug products and cease sterile compounding operations due to lack of sterility assurance, and additional compounding pharmacies have suspended sterile production or voluntarily recalled certain sterile compounding products after an FDA inspection of the relevant facilities. As a result, some physicians may be hesitant to prescribe, and some patients may be hesitant to purchase and use, these compounded formulations. Other reasons physicians may be unwilling to prescribe or patients may be unwilling to use USC’s compounded formulations could include the following, among others: applicable law limits our ability to discuss the efficacy or safety of USC’s formulations with potential users to the extent applicable data is available; our compounded preparations are primarily sold on a cash-pay basis and reimbursement may or may not be available from third-party payors, including the government Medicare and Medicaid programs; or ordering physicians or their delegates may be unwilling or logistically unable to provide attestation of clinical need as required by FDA pursuant to guidance documents published in 2018. Any failure by physicians, patients, or third-party payors, to accept compounded formulations could substantially limit USC’s market and cause its and our business and operations to suffer. An incident similar to the fungal meningitis outbreak in 2012, which was caused by a compounding pharmacy, could cause USC’s customers to reduce their use of outsourced compounded medications significantly or even stop using outsourced compounded medications altogether. States have in the past enacted, and could in the future enact, regulations prohibiting or restricting the use of outsourcing compounded medication service providers in response to such incidents. Such prohibitions or restrictions on outsourced compounded preparations by states, or reduced customer demand as a result of an incident with compounded medication providers, could have a material adverse effect on USC’s and our business, results of operations and financial condition.

We expect increased competition in the future regarding USC’s compounded pharmacy products. If we fail to respond to such competition successfully, USC’s and our business, results of operations and financial condition could be materially and adversely affected.

The pharmaceutical and pharmacy industries are highly competitive. We compete against other registered outsourcing facilities, branded drug companies, generic drug companies, regional compounders that provide patient-specific compounding that decide to expand to 503B outsourcing, non-patient-specific compounding, large hospitals and integrated delivery networks, other compounding pharmacies, and new entrants to the industry. Increased competition could reduce revenue and gross profit and otherwise materially adversely affect our business, results of operations and financial condition.

Many competitors that market and sell compounded preparations have longer operating histories and may have greater financial, marketing, and other resources than we do. We are significantly smaller than some of such competitors, and we may lack the financial and other resources needed to develop, produce, distribute, market, and commercialize any of USC’s formulations or compete for market share in these sectors. These potential competitors could leverage existing resources and experience operating in industries that are subject to significant regulatory oversight in order to overcome certain barriers to entry. Consequently, competitors may be able to develop products and services competitive with, or superior to, USC’s products and services. Furthermore, we may not be able to differentiate USC’s compounded preparations and services from those of our competitors, successfully develop or introduce new services—on a timely basis or at all—that are less costly than those of our competitors or offer customers payment and other commercial terms as favorable as those offered by our competitors. We expect competition to intensify as technology advances, such as those in the field of robotics and automation, and consolidation continues. Also, new developments by pharmaceutical manufacturers, such as increasing the number of abbreviated new drug applications, to cover less frequently used drug formulations, could render some or most of USC’s products or services obsolete. In addition, the drug products available through branded and generic drug companies with which USC’s formulations compete have been approved for marketing and sale by the FDA and are required to be manufactured in facilities compliant with cGMP standards. USC’s compounded formulations are not required to be, and have not been, approved for marketing and sale by the FDA. As a result, some physicians may be unwilling to prescribe, and some patients may be unwilling to use, USC’s formulations. The DQSA prohibits compounding facilities, both 503A and 503B, from compounding products that are considered “essentially a copy” of approved drug products offered by traditional pharmaceutical manufacturers. In January 2018, FDA published Final Guidance on what it considers to be “essentially a copy” of approved drug products for outsourcing facilities. These guidance documents added the requirement that purchasers and prescribers document on each order and prescription the specific clinical need for the compounded medication. Some purchasers and prescribers may be unwilling to complete this additional documentation, resulting in decreased demand for the compounded drug products.

We are and in the future may be subject to litigation, which may be expensive and could divert management attention.

We may from time to time become party to actions, claims, suits, investigations or proceedings arising from the ordinary course of our business, including actions with respect to intellectual property claims, breach of contract claims, labor and employment claims and other matters. We may also become party to litigation in federal and state courts relating to opioid drugs. Any litigation could divert our management’s time and attention, could involve significant amounts of legal fees and other fees and expenses, or could result in an adverse outcome having a material adverse effect on our financial condition, cash flows or results of operations.

On September 21, 2018, Nephron Pharmaceuticals Corporation, Nephron S.C., Inc., and Nephron Sterile Compounding Center LLC (collectively, “Nephron”) filed a lawsuit in the United States District Court for the Middle District of Florida, Orlando Division, alleging claims against our wholly owned subsidiary USC —and a USC employee who previously was an employee of Nephron. The original complaint asserted thirteen causes of action against the employee and USC alleging generally misappropriation of Nephron’s trade secrets. The plaintiffs subsequently amended their complaint to include us as a defendant. After several motions to dismiss, only four claims remain from the third amended complaint: (1) misappropriation under the Federal Defend Trade Secrets Act, (2) breach of contract (against the employee only), (3) misappropriation under the Florida Uniform Trade Secrets Act, and (4) tortious interference with an advantageous business relationship. The gravamen of these claims is that the employee improperly misappropriated trade secret information from the employee’s former employer, Nephron, prior to starting employment at USC and that USC improperly recruited the employee for employment at USC. The third amended complaint further alleges that USC and we aided in this misappropriation by “using and/or disclosing and/or retaining the same in an effort to unfairly compete against Nephron.” The third amended complaint seeks actual, compensatory, consequential, special, and punitive damages, attorneys’ fees and costs, prejudgment interest, preliminary and permanent injunctive relief, and other relief. On September 3, 2019, USC and we answered denying the claims and asserting various defenses and affirmative defenses.

Fact discovery closed on March 2, 2020. Expert discovery, including regarding the alleged damages that Nephron seeks against USC and us, occurred during the second quarter of 2020 and is scheduled to close near the end of August 2020. On May 6, 2020, USC and we moved for summary judgment to dismiss the three claims that remain pending against them. In October 2020, the magistrate judge presiding over the motion delivered a Report and Recommendation recommending that the court enter an order granting the motion in part and denying the motion in part.  The magistrate recommended that the court deny the motion for summary judgment by USC and us with respect to the plaintiffs’ claims under the DFSA and FUTSA, concluding that there were triable issues of material fact that precluded the entry of summary judgment, and that the court grant the motion for summary judgment in favor of USC and us with respect to the claim for tortious interference. USC and we have filed objections to the Report and Recommendation with the court.  Pursuant to court procedures, a mediation between the parties was held in October 2020, and the case was not resolved.  The case is currently set for trial in April 2021. We believe that Nephron’s claims are without merit and we are vigorously defending against the allegations. However, regardless of the outcome, litigation can have an adverse impact on us because of associated cost and diversion of management time.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal controls over financial reporting, our stock price could decline and raising capital could be more difficult.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. If material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock and value of our outstanding warrants could drop significantly.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. In the future, our management may determine that our disclosure controls and procedures are ineffective or that there are one or more material weaknesses in our internal controls over financial reporting, resulting in a reasonable possibility that a material misstatement to the annual or interim financial statements would not have been prevented or detected. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Accordingly, a material weakness increases the risk that the financial information we report contains material errors. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Efforts to correct any material weaknesses or deficiencies that may be identified could require significant financial resources to address. Moreover, if remedial measures are insufficient to address the deficiencies that are determined to exist, we may fail to meet our future reporting obligations on a timely basis, our consolidated financial statements could contain material misstatements, we could be required to restate our prior period financial results, our operating results may be harmed, and we could become subject to class action litigation. Internal control deficiencies and ineffective disclosure controls and procedures could also cause investors to lose confidence in our reported financial information. We can give no assurance that any material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or adequate disclosure controls and procedures or circumvention of these controls. In addition, controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock and value of our outstanding warrants could decline. Failure to comply with reporting requirements could also subject us to sanctions and/or investigations by the SEC, the Nasdaq Stock Market or other regulatory authorities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. Such statements may include, without limitation, statements relating to: our expectations concerning regulatory approvals for our products; our expectations for growth; estimates of future revenue; our strategies and objectives; our sources and uses of cash; our liquidity needs; our ability to obtain sufficient funding to support our planned activities; our current or planned clinical trials or research and development activities; product development timelines; our future products; regulatory matters; anticipated dates for commencement of clinical trials; anticipated completion dates of clinical trials; anticipated dates for meetings with regulatory authorities and submissions to obtain required regulatory marketing approvals; anticipated dates for commercial introduction of products; potential receipt of milestone payments and other payments under our collaboration agreements; the potential outcome of any litigation or proceeding; and expense, profits, cash flow balance sheet and guidance on future periods. Such statements are not historical facts, but are based on our current expectations, estimates and beliefs about our business and industry and other statements concerning our future operations and activities. These forward-looking statements are based on our current expectations and projections about future events, and they are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement.

You should read this prospectus supplement and the accompanying prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement of which this prospectus supplement is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Because the risk factors referred to elsewhere in the prospectus supplement could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. In addition, many forward-looking statements concerning our anticipated future business activities assume that we are able to obtain sufficient funding in the near term and thereafter to support such activities and continue our operations and planned activities, which may not be the case. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus supplement and the accompanying prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $__________ (or approximately $__________ if the underwriters’ over-allotment option is exercised in full).

We intend to use the net proceeds from this offering for general corporate purposes, which may include, without limitation, expenditures relating to research, development and clinical trials relating to our products and product candidates, manufacturing, capital expenditures, hiring additional personnel, acquisitions of new technologies or products, the payment, repayment, refinancing, redemption or repurchase of existing or future indebtedness, obligations or capital stock, and working capital. We may also use the proceeds to acquire or invest in complementary products, services, technologies or other assets, although we have no agreements or understandings with respect to any acquisitions or investments at this time.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we expect to invest the net proceeds in short-term, interest-bearing, investment-grade securities pursuant to our investment policy.

DILUTION

If you invest in our shares of common stock which are a part of this offering, your investment will be diluted immediately to the extent of the difference between the public offering price per share of common stock you purchase in this offering, and the net tangible book value per share of common stock immediately after this offering.

Net tangible book value represents the amount of our total tangible assets reduced by our total liabilities and preferred stock. Tangible assets equal our total assets less goodwill and intangible assets. Net tangible book value per share represents our net tangible book value divided by the number of shares of common stock outstanding. As of September 30, 2020, our net tangible book value was $13,214,233 and our net tangible book value per share was $0.141.

After giving effect to the sale of the shares in this offering at the public offering price of $__________ per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value would have been approximately $__________ or approximately $_____ per share of common stock, as of September 30, 2020. This represents an immediate increase in net tangible book value of approximately $0.__ per share to existing stockholders and an immediate dilution of approximately $_____ per share to investors in this offering. The following table illustrates this calculation on a per share basis.

Public offering price per share		$—

Net tangible book value per share as of September 30, 2020		$0.141

Increase in net tangible book value per share attributable to new investors	$

Adjusted net tangible book value per share after giving effect to this offering	$

Dilution in net tangible book value per share to new investors	$

If the underwriters exercise in full their option to purchase additional shares of our common stock at a public offering price of $_____ per share, after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2020, would have been approximately $_____ million or approximately $_____ per share of common stock. This represents an immediate increase in net tangible book value per share of approximately $_____ per share to existing shareholders, and an immediate dilution of approximately $_____ per share to investors participating in this offering.

The calculation of net tangible book value as of September 30, 2020, in the table above is based on 93,657,628 shares of common stock outstanding, and excludes the following:

●	6,590,387 shares of common stock issuable upon exercise of outstanding stock options under our equity incentive plans as of September 30, 2020, with exercise prices ranging from $2.50 to $11.39 and having a weighted average exercise price of $4.31 per share, and 2,345,630 shares issuable upon the vesting of restricted stock units outstanding as of September 30, 2020, awarded under our equity incentive plans, 184,430 shares of which were issued after September 30, 2020, in connection with the vesting of outstanding restricted stock units;
●	58,824 shares of common stock issuable upon the exercise of outstanding warrants as of September 30, 2020, other than the warrants described in the bullet points below, at a weighted average exercise price of $8.50 per share;
●	warrants to purchase up to 1,183,432 shares of common stock or Series A-1 Preferred Stock, and up to 192,414 shares of common stock or Series A-2 Preferred Stock, at an exercise price of $4.10 and $2.90 per share, respectively (subject to certain beneficial ownership limitations), that we issued in our January 2016 and July 2016 private placement transactions;
●	warrants to purchase up to 700,000 shares of common stock outstanding as of September 30, 2020, at an exercise price of $2.98 per share that we issued in our August 2016 financing transaction;
●	warrants to purchase 13,800,000 shares of common stock outstanding as of September 30, 2020, at an exercise price of $1.15 per share that we issued in our August 2019 financing transaction, of which 6,000 shares have been issued or are issuable upon exercise of such warrants after September 30, 2020 and through January 27, 2021; and
●	warrants to purchase 8,700,000 shares of common stock outstanding as of September 30, 2020, at an exercise price of $0.70 per shares that we issued in our February 2020 private placement financing transaction, of which 5,000,000 shares have been issued or are issuable upon exercise of such warrants after September 30, 2020 and through January 27, 2021.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2020. Such information is set forth on the following basis:

•	on an actual basis; and
•	on an as adjusted basis, giving effect to the sale of the shares in this offering at a public offering price of $_____ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table together with the section of this prospectus supplement entitled “Use of Proceeds” and with the financial statements and related notes and the other information that we incorporated by reference into this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that we file from time to time with the SEC.

	As of September 30, 2020
	Actual	As Adjusted
	(in thousands, except per share amounts)
Cash and cash equivalents	$12,377	$
Total indebtedness	$16,517
Stockholders’ equity:
Preferred Stock, par value $0.0001 per share; 10,000,000 shares authorized; Series B Convertible, 0 issued and outstanding at September 30, 2020 (unaudited)	—		—
Common Stock, par value $0.0001 per share; 100,000,000 shares authorized; 94,180,585 issued, 93,657,628 outstanding at September 30, 2020	9
Additional paid-in capital	$238,727
Accumulated Deficit	(211,336)
Treasury Stock, at cost - 522,957 Shares	(5)		(5)
Total stockholders’ equity	$27,395
Total capitalization	$27,395

The calculation in the table above excludes the following as of September 30, 2020:

●	6,590,387 shares of common stock issuable upon exercise of outstanding stock options under our equity incentive plans as of September 30, 2020, with exercise prices ranging from $2.50 to $11.39 and having a weighted average exercise price of $4.31 per share, and 2,345,630 shares issuable upon the vesting of restricted stock units outstanding as of September 30, 2020, awarded under our equity incentive plans, 184,430 shares of which were issued after September 30, 2020, in connection with the vesting of outstanding restricted stock units;
●	58,824 shares of common stock issuable upon the exercise of outstanding warrants as of September 30, 2020, other than the warrants described in the bullet points below, at a weighted average exercise price of $8.50 per share;
●	warrants to purchase up to 1,183,432 shares of common stock or Series A-1 Preferred Stock, and up to 192,414 shares of common stock or Series A-2 Preferred Stock, at an exercise price of $4.10 and $2.90 per share, respectively (subject to certain beneficial ownership limitations), that we issued in our January 2016 and July 2016 private placement transactions;
●	warrants to purchase up to 700,000 shares of common stock outstanding as of September 30, 2020, at an exercise price of $2.98 per share that we issued in our August 2016 financing transaction;
●	warrants to purchase 13,800,000 shares of common stock outstanding as of September 30, 2020, at an exercise price of $1.15 per share that we issued in our August 2019 financing transaction, of which 6,000 shares have been issued or are issuable upon exercise of such warrants after September 30, 2020 and through January 27, 2021; and
●	warrants to purchase 8,700,000 shares of common stock outstanding as of September 30, 2020, at an exercise price of $0.70 per shares that we issued in our February 2020 private placement financing transaction, of which 5,000,000 shares have been issued or are issuable upon exercise of such warrants after September 30, 2020 and through January 27, 2021.

MARKET FOR OUR COMMON STOCK

Our common stock, $0.0001 par value, is listed on the Nasdaq Capital Market under the symbol “ADMP.” As of December 31, 2020, we had approximately 80 common stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of our common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividend Policy

We have not previously declared or paid any dividends on our common stock. The payment of dividends on our common stock in the future will depend on our profitability at the time, cash available for those dividends, and such other factors as our board of directors may consider appropriate. We do not anticipate paying dividends on our common stock in the foreseeable future.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering shares of our common stock. The following description of our common stock summarizes the material terms and provisions thereof, including the material terms of the common stock we are offering under this prospectus supplement and the accompanying prospectus.

Common Stock

A description of the material terms and provisions of our common stock is set forth in the section entitled “Description of Capital Stock” beginning on page 7 of the accompanying prospectus and in our Current Report on Form 8-K filed with the SEC on June 22, 2020, incorporated into this prospectus. As of the date of this prospectus, our authorized capital stock consisted of 200,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

UNDERWRITING

We entered into an underwriting agreement with the underwriters named below. Raymond James & Associates, Inc., or Raymond James, is acting as the representative of the underwriters. The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares of common stock, but is not responsible for the commitment of any other underwriter to purchase shares of common stock. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Number of Shares
Underwriter
Raymond James & Associates, Inc.

TOTAL:

The underwriters have agreed to purchase all of the shares of common stock offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased.

The shares of common stock offered hereby should be ready for delivery on or about _____________, 2021, against payment in immediately available funds.

The underwriters are offering the shares of common stock subject to various conditions and may reject all or part of any order. The representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the representative may offer some of the shares of common stock to other securities dealers at such price less a concession of $_____ per share of common stock. After the shares of common stock are released for sale to the public, the representative may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of __________ additional shares of common stock at a price of $_________ per share from us. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discounts and commissions. If this option is exercised in full, the total price to us before expenses will be approximately $__________, and the total net proceeds to us will be approximately $__________.

The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, before expenses:

	Per Share of Common Stock	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

We estimate that our total expenses of the offering, excluding the estimated underwriting discounts and commissions, will be approximately $_____, which includes up to $100,000 that we have agreed to reimburse the underwriters for the fees and expenses incurred by them in connection with the offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We, and our officers and directors, have agreed to a 60-day “lock-up” with respect to shares of our common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock, subject to certain exceptions. This means that, subject to certain exceptions, for a period of 60 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Raymond James. The terms of the lock-up agreements may be waived by the representative of the underwriters at its discretion, although the representative has no present intention to waive or shorten the lock-up period.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

●	Stabilizing transactions — The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

●	Over-allotments and syndicate covering transactions — The underwriters may sell more shares of our common stock in connection with this offering than the number of shares than they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising its over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

●	Penalty bids — If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

●	Passive market making — Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on The Nasdaq Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Preliminary Prospectus: A prospectus supplement in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus supplement in electronic format will be identical to the paper version of such preliminary prospectus supplement. Other than the prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Other Activities and Relationships: The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us, for which they received or will receive customary fees and expenses.

Notice to Non-U.S. Investors

Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank, Financie en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any shares, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the Company to be in violation of the Belgian securities laws.

France

Neither this prospectus supplement nor any other offering material relating to the shares has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

United Kingdom/Germany/Norway/The Netherlands

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State other than the offers contemplated in this prospectus supplement in name(s) of Member State(s) where prospectus will be approved or passported for the purposes of a non-exempt offer once this prospectus supplement has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in name(s) of relevant Member State(s) except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)       to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)       to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)       by the representative to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)       in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)       it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Company; and

(b)       it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Israel

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a)       a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)       a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)       an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981;

(d)       a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)       a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(f)       a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(g)       a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(h)       an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(i)       a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(j)       an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(k)       an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 50 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Italy

The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus supplement or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus supplement or any other document relating to the shares offered hereby in Italy must be made:

(a)       by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)       in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)       in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Sweden

This prospectus supplement has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus supplement may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980).

Switzerland

The shares offered pursuant to this prospectus supplement will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The company has not applied for a listing of the shares being offered pursuant to this prospectus supplement on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus supplement have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of shares.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in shares.

Canada

Notice to Canadian Residents

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Weintraub Tobin Chediak Coleman Grodin Law Corporation, Sacramento, California. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements as of December 31, 2019 and 2018 and for the two years in the period ended December 31, 2019, incorporated by reference in this prospectus have been so included in reliance on the reports of Mayer Hoffman McCann P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.adamispharmaceuticals.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus supplement and the accompany prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement and the accompany prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (File No. 001-36242), as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus until we sell all of the securities under this prospectus, except that we do not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed:

•	Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 30, 2020;
•	Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2019, filed April 29, 2020;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 18, 2020;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 17, 2020;
•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 9, 2020;
•	Current Reports on Form 8-K filed with the SEC on February 21, March 30, April 15, April 28, May 13, May 18, June 12, June 16, June 22, June 22, August 5, August 18, August 24, September 8, September 8, September 15, September 18, October 2, October 5, November 9, November 16, and December 1, 2020, and January 20, January 22, January 26, and January 28, 2021; and
•	The description of our common stock contained in our Form 8-A filed on December 11, 2013, including any amendments thereto or reports filed for the purposes of updating this description.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (858) 997-2400 or by writing to us at the following address:

Adamis Pharmaceuticals Corporation
11682 El Camino Real, Suite 300
San Diego, CA 92130

Attention: Corporate Secretary

PROSPECTUS

ADAMIS PHARMACEUTICALS CORPORATION

$150,000,000

Common Stock
Preferred Stock
Warrants
Units

From time to time in one or more offerings, we may offer and sell up to an aggregate amount of $150,000,000 of any combination of the securities described in this prospectus, either individually or in combination. We may also offer common stock upon conversion of preferred stock, or common stock or preferred stock upon the exercise of warrants.

We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference or deemed to be incorporated by reference into this prospectus, before buying any of the securities being offered.

This prospectus may not be used to offer or sell our securities, unless accompanied by a prospectus supplement relating to the offered securities.

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “ADMP.” On July 6, 2018, the last reported sale price of our common stock was $4.50. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Capital Market or other securities exchange, of the securities covered by the applicable prospectus supplement.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or dealers or through a combination of these methods on a continuous or delayed basis. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any underwriters or agents are involved in the sale of any securities with respect to which this prospectus is being delivered, we will disclose their names and the nature of our arrangements, including applicable fees, commissions, discounts and over-allotment options, in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 6 of this prospectus and any similar section contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 18, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time having an aggregate initial offering price of $150,000,000. This prospectus provides you only with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will contain more specific information about the securities being offered and the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings and securities. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus, including, without limitation, a discussion of any risk factors or other special considerations that apply to these offerings or securities or the specific plan of distribution. If there is any inconsistency between the information in this prospectus and a prospectus supplement or any related free writing prospectus or information incorporated by reference having a later date, you should rely on the information in that prospectus supplement or any related free writing prospectus we may authorize to be provided to you or incorporated information having a later date. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES, UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read this prospectus, and any accompanying prospectus supplement and any related free writing prospectus, together with additional information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” before you invest in any of the securities being offered hereby.

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses that we have authorized for use in connection with a specific offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurances as to the reliability of, any information not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus, the applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document (unless the information specifically indicates that another date applies), and any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless otherwise stated or the context requires otherwise, references in this prospectus to “Adamis,” the “company,” or the “Company,” “we,” “us,” or “our” refer to Adamis Pharmaceuticals Corporation and our subsidiaries, taken together. The Adamis Pharmaceuticals logo and other trademarks or service marks of Adamis Pharmaceuticals Corporation appearing in this prospectus are the property of Adamis Pharmaceuticals Corporation. All other brand names or trademarks appearing in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Company Overview

We are a specialty biopharmaceutical company focused on developing and commercializing products including in the therapeutic areas of respiratory disease and allergy. Our current products and product candidates in development in the allergy and respiratory markets include Symjepi™ (epinephrine) Injection 0.3mg, which was approved by the U.S. Food and Drug Administration, or FDA, in 2017 for use in the emergency treatment of acute allergic reactions, including anaphylaxis; Symjepi™ (epinephrine) Injection 0.15mg, which is intended for use in the treatment of anaphylaxis for patients weighing 33-65 pounds and for which the company submitted a supplemental new drug application, or sNDA, to the FDA in November 2017; a naloxone injection product candidate (APC-6000) utilizing the approved Symject™ injection device used for our epinephrine product, intended for the treatment of opioid overdose, for which the company submitted an investigational new drug application, or IND, to the FDA in December 2017; a beclomethasone hydrofluoroalkane, or HFA, metered dose inhaler product candidate (APC-1000) intended for the treatment of asthma, for which the company submitted an IND to the FDA in January 2018; and a fluticasone (APC-4000) dry powder inhaler, or DPI, product candidate for the treatment of asthma. We may also develop other product candidates addressing other indications or markets. Our goal is to create low cost therapeutic alternatives to existing treatments. Consistent across all specialty pharmaceuticals product lines, we intend to submit New Drug Applications, or NDAs, under Section 505(b)(2), or Section 505(j) Abbreviated New Drug Applications, or ANDAs, to the FDA, whenever possible, in order to potentially reduce the time to market and to save on costs, compared to those associated with Section 505(b)(1) NDAs for new drug products.

Our U.S. Compounding, Inc., subsidiary, or USC, which we acquired in April 2016 and which is registered as a drug compounding outsourcing facility under Section 503B of the U.S. Food, Drug & Cosmetic Act, as amended, or FDCA, and the U.S. Drug Quality and Security Act, or DQSA, provides prescription compounded medications, including compounded sterile preparations and nonsterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States. USC’s product offerings broadly include, among others, corticosteroids, hormone replacement therapies, hospital outsourcing products, injectables, urological preparations, ophthalmic preparations, topical compounds for pain, and men’s and women’s health products. USC’s compounded formulations in many circumstances are offered as alternatives to drugs approved by the FDA. USC also provides certain veterinary pharmaceutical products for animals.

To achieve our goals and support our overall strategy, we will need to raise a substantial amount of funding and make significant investments in, among other things, product development and working capital.

For a more detailed description of our business, financial condition, results of operations and other important information, we refer you to our filings with the Securities and Exchange Commission that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2017, as amended, and filings that we subsequently make with the SEC. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Corporate Background

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 11682 El Camino Real, Suite 300, San Diego, CA 92130, and our telephone number is (858) 997-2400. Our website address is: www.adamispharmaceuticals.com. We have included our website address as a factual reference and do not intend it to be an active link to our website. The information that can be accessed through our website is not part of this prospectus or any prospectus supplement, and investors should not rely on any such information in deciding whether to purchase our securities.

Risks Associated with Our Business

Our business is subject to numerous risks, as described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses that we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

The Securities We May Offer

We may offer and sell from time to time, in one or more offerings, shares of our common stock or preferred stock, warrants to purchase any of such securities, and/or units consisting of any of the foregoing securities, either individually or in combination, up to a total dollar amount of $150,000,000, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined at the time of sale and by market conditions at the time of any offering. We may issue securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus. We may also offer common stock, preferred stock, or units consisting of any of the foregoing securities, upon the exercise of warrants. This prospectus provides you with a general description of the securities we may offer. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, offered by that prospectus supplement, including, to the extent applicable:

●	designation or classification;

●	aggregate offering price;

●	rates and times of payment of dividends, if any;

●	redemption, conversion, exercise, exchange or sinking fund terms, if any;

●	voting or other rights, if any;

●	conversion or exchange prices or rates, if any and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

●	restrictive covenants, if any;

●	ranking, if applicable;

●	material or special U.S. federal income tax considerations, if any; and

●	the securities exchange, if any, on which the securities will be listed.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also supplement or, as applicable, add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

The terms of any particular offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, information incorporated by reference or free writing prospectus relating to such offering. This prospectus may not be used to consummate a sale of securities, unless it is accompanied by a prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, named in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

We may sell the securities directly to investors or to or through agents, underwriters, agents or dealers. We, and our agents, underwriters or dealers reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents, underwriters or dealers, we will include in the applicable prospectus supplement:

●	the names of those agents, underwriters or dealers;

●	applicable fees, discounts and commissions to be paid to them;

●	details regarding over-allotment or other options, if any; and

●	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors, or the Board, out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future. In this prospectus, we have summarized certain general features of the common stock under “Description of Capital Stock—Common Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to any common stock being offered.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors will determine the designations, voting powers, preferences and rights of the preferred stock, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, preemptive rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock or exchangeable for other securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus, we will fix the designations, voting powers, preferences and rights of such series of preferred stock, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that contains the terms of the series of preferred stock we are offering. In this prospectus, we have summarized certain general features of the preferred stock under “Description of Capital Stock—Preferred Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Warrants. We may issue warrants for the purchase of common stock and/or preferred stock in one or more series. We may issue warrants independently or in combination with common stock and/or preferred stock, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants under “Description of Warrants.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as any warrant agreements and warrant certificates that contain the terms of the warrants. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and the warrant agreement, if any, including a form of warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants.

Any warrants issued under this prospectus may be evidenced by warrant certificates. Warrants also may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Units. We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Units will be issued so that the holder of the unit is also the holder of each security included in the unit. The agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

In this prospectus, we have summarized certain general features of the units under “Description of Units.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the particular series of units being offered, as well as any unit agreements and unit certificates that contain the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit certificate and the unit agreement, if any and as applicable, that contain the terms of the particular series of units we are offering, and any supplemental agreements, before the issuance of such units.

Use of Proceeds

Except as otherwise provided in any applicable prospectus supplement or in any free writing prospectuses that we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder, if any, and from the exercise of any warrants issued pursuant hereto, if any, for working capital and general corporate purposes, which may include, without limitation, working capital, capital expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, the repayment, refinancing, redemption or repurchase of existing or future indebtedness, obligations or capital stock, funding expenditures relating to launch, manufacture or sale of products, and acquisition of or investment in complementary or strategic products, technologies or business. See “Use of Proceeds” in this prospectus.

Nasdaq Capital Market Listing

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “ADMP.” The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the applicable prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. For this purpose, any statements contained in this prospectus, except for historical information, may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “assumes,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions, are intended to identify such forward-looking statements. These statements include but are not limited to statements under the captions “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections incorporated by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, as well as our other filings with the SEC.

Such statements may include, without limitation, statements relating to: our expectations concerning regulatory approvals for our products; our expectations for growth; estimates of future revenue; our strategies and objectives; our sources and uses of cash; our liquidity needs; our ability to obtain sufficient funding to support our planned activities; our current or planned clinical trials or research and development activities; product development timelines; our future products; regulatory matters; anticipated dates for commencement of clinical trials; anticipated completion dates of clinical trials; anticipated dates for meetings with regulatory authorities and submissions to obtain required regulatory marketing approvals; anticipated dates for commercial introduction of products; expense, profits, cash flow balance sheet items; guidance regarding results in future periods; and other statements concerning our future operations and activities. Such statements are not historical facts, but are based on our current expectations, estimates and beliefs about our business, industry and future events. They are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on the front cover of this prospectus or such prospectus supplement only. Because the risk factors referred to elsewhere in the prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. In addition, many forward-looking statements concerning our anticipated future business activities assume that we are able to obtain sufficient funding to support such activities and continue our operations and planned activities, which may not be the case. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

RISK FACTORS

Any investment in our common stock or other securities involves a high degree of risk. Investors should carefully consider the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed in the documents incorporated or deemed to be incorporated by reference herein, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and in subsequent filings that are incorporated herein by reference, together with the other information contained in this prospectus, before deciding whether to purchase the securities offered hereby. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks if any of them actually occur. The risks and uncertainties described in these documents are not the only ones we face. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus and in the documents incorporated or deemed to be incorporated by reference herein. For more information, see the section entitled “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement or in any free writing prospectuses, we intend to use the net proceeds from the sale of the securities offered by this prospectus and from the exercise of any warrants issued pursuant hereto, for general corporate purposes, which may include, without limitation, working capital, capital expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, the repayment, refinancing, redemption or repurchase of existing or future indebtedness, obligations or capital stock, funding expenditures relating to launch, manufacture or sale of products, and acquisition of or investment in complementary or strategic products, technologies or businesses. Further, from time to time, we may evaluate acquisition opportunities and engage in related discussions with other companies.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon a number of factors, such as funding requirements, timing and progress of research, development and commercialization efforts, and the availability and costs of other funds. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the use of net proceeds from the sale of securities offered hereby.

DESCRIPTION OF CAPITAL STOCK

General

The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements or related free writing prospectuses, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock and preferred stock, please refer to our restated certificate of incorporation, as the same may be amended from time to time, any certificates of designation for our preferred stock, and our amended and restated bylaws, as amended from time to time. For directions on obtaining these documents, please refer to “Where You Can Find More Information” in this prospectus. The Delaware General Corporation Law, or DGCL, may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock, preferred stock or warrants that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any securities we offer under that prospectus supplement may differ from the terms we describe below.

As of the date of this prospectus, our authorized capital stock consisted of 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of June 30, 2018, there were approximately 33,390,130 shares of our common stock outstanding and no shares of preferred stock outstanding.

Common Stock

We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our restated certificate of incorporation does not provide for cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors, or the Board, out of legally available funds. However, the current policy of the Board is to retain earnings, if any, for the operation and expansion of the company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our common stock is currently listed on the Nasdaq Capital Market under the symbol “ADMP.”

Preferred Stock

Our restated certificate of incorporation provides that the Board is authorized, without further action by the stockholders (unless such stockholder action is required by applicable law or the rules of any stock exchange or market on which our securities are then traded), to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights, preemptive rights, and the number of shares constituting any series or the designation of any series, any or all of which may be greater than the rights of the common stock. Any convertible preferred stock we may issue will be convertible into our common stock or our other securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered, including, to the extent applicable:

●	the designation of the series, which may be by distinguishing number, letter or title;

●	the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding);

●	the purchase price;

●	whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series;

●	whether shares of such series shall be redeemable, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price and the terms and conditions of redemption;

●	the terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our corporation;

●	whether the shares of the series shall be convertible into shares of any other class or series, or convertible into or exchangeable for debt securities or any other security, of our corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible or exchangeable and other terms and conditions upon which such conversion may be made;

●	the preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or any of other securities, whether or not convertible into shares of common stock;

●	if applicable, material U.S. federal income tax considerations applicable to the preferred stock;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, and whether full or limited, of the holders of shares of the series, which may include no voting rights, one vote per share, or such higher or lower number of votes per share as may be designated by the Board.

Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the Board deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges and limitations of such series of preferred stock may be filed with the Secretary of State of Delaware. The effect of such preferred stock is that, subject to federal securities laws and Delaware law, the Board alone may be able to authorize the issuance of preferred stock, which could have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders, and may adversely affect the other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of holders of our common stock, including the loss of voting control to others. We do not have any shares of our preferred stock presently outstanding.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. The effects of issuing preferred stock could include one or more of the following:

●	decreasing the amount of earnings and assets available for distribution to holders of common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying, deferring or preventing changes in our control or management.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL

Delaware Law

We are subject to Section 203 of the DGCL. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

●	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the direct or indirect benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or directly or indirectly controlling or controlled by such entity or person, who presently holds the power to direct management or is in a director or officer of the corporation.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Restated Certificate of Incorporation and Bylaw Provisions

Our restated certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the restated certificate of incorporation and bylaws, as applicable, among other things:

●	permit the Board to issue up to 10,000,000 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate;

●	provide that all vacancies on the Board, including newly created directorships, may, except as otherwise required by law, or as determined otherwise by resolution of the Board, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

●	provide that no action shall be taken by the stockholders, except at an annual or special meeting of stockholders, and no action shall be taken by the stockholders by written consent or by electronic transmission;

●	set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and

●	provide the Board with the ability to alter its bylaws without stockholder approval.

Such provisions may make it more difficult for holders of our common stock to replace our board of directors and may have the effect of discouraging a third-party from making tender offers for our shares or acquiring us, even if doing so would be beneficial to our stockholders. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is First American Stock Transfer, Inc. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement related to that series.

Indemnification of Directors and Officers

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our bylaws provide that we will indemnify our directors and officers, to the maximum extent permitted by the DGCL, or any other applicable law, except that we are not required to indemnify any director or officer in connection with any proceeding initiated by such person, unless (i) such indemnification is expressly required to be made by law or the bylaws, (ii) the proceeding was authorized by the Board, or (iii) such indemnification is provided by us pursuant to the powers vested in the company under the DGCL or any other applicable law. In addition, our bylaws provide that we may indemnify our employees and other agents as set forth in the DGCL or any other applicable law. Our bylaws also provide for the advancement of expenses incurred by a person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that the person is or was a director or officer of the company, or is or was serving at the request of the company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the company of an undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal the indemnitee is not entitled to be indemnified for such expenses under the bylaws. In addition, our restated certificate of incorporation provides that the liability of any of our directors for monetary damages shall be eliminated to the fullest extent under applicable law. We carry officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement, information incorporated by reference or a free writing prospectus. If we so indicate in the prospectus supplement, information incorporated by reference or free writing prospectus, the terms of any warrants offered under that prospectus supplement, information incorporated by reference and free writing prospectus may differ from the terms described below. If there are differences between that prospectus supplement, information incorporated by reference or free writing prospectus and this prospectus, such prospectus supplement, information incorporated by reference or free writing prospectus will control. Thus, the statements we make in this section may not apply to a particular series of warrants. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus. The following description, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the SEC in connection with any offering of warrants.

We may issue warrants for the purchase of common stock, preferred stock, or units, in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or units, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent which may be a bank or other institution that we select. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement, information incorporated by reference or free writing prospectus the terms of the series of warrants, including:

●	the title of the warrants;

●	the offering price and aggregate number of warrants offered;

●	the currency for which the warrants may be purchased;

●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

●	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

●	the warrant agreement under which the warrants will be issued;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

●	anti-dilution provisions of the warrants, if any;

●	the terms of any rights to redeem or call the warrants;

●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

●	the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;

●	the manner in which the warrant agreement and warrants may be modified;

●	the identities of the warrant agent and any calculation or other agent for the warrants;

●	a discussion of any material or special U.S. federal income tax consequences of holding or exercising the warrants;

●	the terms of the securities issuable upon exercise of the warrants;

●	information with respect to book-entry procedures, if any;

●	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed; and

●	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Unless otherwise described in an applicable prospectus supplement, information incorporated by reference or free writing prospectus, before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up, or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement, information incorporated by reference or free writing prospectus, at the exercise price that we describe therein. Unless we otherwise specify in the applicable prospectus supplement, information incorporated by reference or free writing prospectus, holders of the warrants may exercise the warrants at any time up to the close of business on the expiration date that we set forth in the applicable prospectus supplement, information incorporated by reference or free writing prospectus. After the close of business on the expiration date, unexercised warrants will become void.

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement, information incorporated by reference or free writing prospectus. Warrants may be exercised, or redeemed, as set forth in the applicable offering material.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, information incorporated by reference or free writing prospectus, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, information incorporated by reference or free writing prospectus, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Warrant Agreement

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a warrant agent, which may include a bank, trust company or other financial institution as warrant agent. We may add, replace or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement, and will not assume any obligation or relationship of agency or trust with any holder of any warrant. Unless otherwise provided in the applicable warrant or warrant agreement, any holder of warrants may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms.

Form, Exchange and Transfer

We may issue the warrants in registered form or bearer form. Warrants issued in registered form, that is, book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, that is, bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference or free writing prospectus.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of units in the applicable prospectus supplement, information incorporated by reference or free writing prospectus is subject to and is qualified in its entirety by reference to the unit agreement, collateral arrangements and depositary arrangements, if applicable. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of units. See “Where You Can Find More Information” and “Incorporation of Documents by Reference” for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information incorporated by reference or free writing prospectus will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the units will be issued;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

The applicable provisions described in this section, as well as those described under “Description of Capital Stock” and “Description of Warrants” above, will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus to or through underwriters or dealers, through agents, or directly to one or more purchasers (including our affiliates and shareholders), through a specific bidding or auction process, a rights offering or otherwise, through a combination of these methods or through any other methods described in a prospectus supplement. The applicable prospectus supplement will describe the terms of the offering of the securities, including, to the extent applicable:

●	the name or names of any underwriters, if any, and if required, any dealers or agents;

●	the purchase price of the securities or other consideration therefor, and the proceeds we will receive from the sale;

●	any over-allotment option under which the underwriters may purchase additional securities from us;

●	any underwriting discounts, concessions, commissions and other items constituting underwriters’ compensation;

●	any public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	the nature of the underwriter’s or agent’s obligations, if any, to take the securities; and

●	any securities exchange or market on which the securities may be listed.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

●	block transactions (which may involve crosses) and transactions on the Nasdaq Capital Market or any other organized market where the securities may be traded;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

●	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices, or at negotiated prices. The consideration may be cash or another form negotiated by the parties.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters with respect to any resale of the securities. To the extent required, the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions, commissions or other payments. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. If such persons were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on the Nasdaq Capital Market. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock. Any underwriters or agents that are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in the common stock on the Nasdaq Capital Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold, unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement, as the case may be.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 5110(h).

If the aggregate market value of our voting and non-voting common equity held by non-affiliates is less than $75,000,000, and if required by the rules of the SEC, the amount of securities we may offer hereunder will be limited such that the aggregate market value of securities sold by us during a period of 12 calendar months cannot exceed one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Weintraub Tobin Chediak Coleman Grodin, Law Corporation.

EXPERTS

The financial statements as of December 31, 2017 and 2016, and for the two years in the period ended December 31, 2017, included in this prospectus have been so included in reliance on the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (“Securities Act”), with respect to the securities covered by this prospectus. This prospectus and any prospectus supplement which form a part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and exhibits filed with the registration statement, and other documents that we file with the SEC, at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

☐	Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 16, 2018;

☐	Amendment No. 1 to Annual Report on Form 10-K/A, filed April 30, 2018;

☐	Quarterly Report on Form 10-Q for the period ended March 31, 2018, filed on May 10, 2018;

☐	Current Reports on Form 8-K (other than information furnished rather than filed) filed on January 5, 2018, February 27, 2018, May 11, 2018, July 2, 2018, and July 2, 2018;

☐	The description of our common stock contained in our Form 8-A filed on December 11, 2013.

All documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) on or after the date of initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn shall be deemed incorporated by reference in this prospectus and to be in part of this prospectus from the date of filing of those documents. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules, including, without limitation, any information filed under items 2.02 or 7.01 of Form 8-K, unless such Form 8-K expressly provides to the contrary.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (858) 997-2400 or by writing to us at the following address:

Adamis Pharmaceuticals Corporation
11682 El Camino Real, Suite 300
San Diego, CA 92130
Attn: Corporate Secretary

______________ Shares of Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

RAYMOND JAMES

__________, 2021